Exhibit 10.34

$40,000,000 SENIOR SECURED CREDIT FACILITIES

$35,000,000 SENIOR SECURED DISCRETIONARY INCREMENTAL FACILITIES

CREDIT AGREEMENT

dated as of September 30, 2011,

among

A123 SYSTEMS, INC. and A123 SECURITIES CORPORATION

as the Borrowers,

THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,

and

SILICON VALLEY BANK,

as Administrative Agent, Issuing Lender and Swingline Lender

i

(continued)

(continued)

(continued)

(continued)

v

(continued)

SCHEDULES

Schedule 1.1A:	Commitments
Schedule 1.1B:	Existing Letters of Credit
Schedule 4.4:	Governmental Approvals, Consents, Authorizations, Filings and Notices
Schedule 4.5:	Requirements of Law
Schedule 4.13:	ERISA Plans
Schedule 4.15:	Subsidiaries
Schedule 4.17:	Environmental Matters
Schedule 4.19(a):	Financing Statements and Other Filings
Schedule 4.26	Capitalization
Schedule 7.2(d):	Existing Indebtedness
Schedule 7.3(f):	Existing Liens; Purchase Money Liens and MassCEC/MSF Liens
Section 7.7(h)	Existing Investments

EXHIBITS

Exhibit A:	Form of Collateral Agreement
Exhibit B:	Form of Compliance Certificate
Exhibit C:	Form of Secretary’s Certificate
Exhibit D:	Form of Solvency Certificate
Exhibit E:	Form of Assignment and Assumption
Exhibit F:	Form of Tax Certificate
Exhibit G:	Form of Addendum
Exhibit H-1:	Form of Revolving Loan Note
Exhibit H-2:	Form of Swingline Loan Note
Exhibit I:	Form of Transaction Report
Exhibit J:	Form of Collateral Information Certificate
Exhibit K:	Form of Notice of Borrowing
Exhibit L:	Form of Notice of Conversion/Continuation

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of September 30, 2011, is entered into by and among A123 SYSTEMS, INC., a Delaware corporation (“A123”) and A123 SECURITIES CORPORATION, a Massachusetts corporation (“A123 Securities”, and together with A123, individually and collectively, jointly and severally, the “Borrowers” and each a “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (each a “Lender” and, collectively, the “Lenders”), SILICON VALLEY BANK (“SVB”), a California corporation, as the Issuing Lender and the Swingline Lender, and SVB, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, A123 has previously entered into a certain Loan and Security Agreement dated as of August 2, 2006 (as amended and in effect, the “Original Credit Agreement”) with SVB;

WHEREAS, the Borrowers desire to obtain financing to refinance in full all of A123’s obligations under the Original Credit Agreement (other than the Existing Term Loan), as well as for working capital financing and letter of credit facilities;

WHEREAS, the Lenders have agreed to extend a revolving loan facility to the Borrowers, upon the terms and conditions specified in this Agreement, in an aggregate principal amount of up to Forty Million Dollars ($40,000,000), a letter of credit facility in the aggregate availability amount of Ten Million Dollars ($10,000,000) (as a sublimit of the revolving loan facility), and a discretionary incremental facility in an aggregate principal amount of up to Thirty Five Million Dollars ($35,000,000) subject to the terms herein; and

WHEREAS, the Borrowers have agreed to secure all of their respective Obligations by granting to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority lien on substantially all of their respective assets.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1
DEFINITIONS

1.1          Defined Terms.  As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“A123”: as defined in the preamble.

“A123 Securities”: as defined in the preamble.

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1.00%) equal to the higher of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect for such day plus 0.50%.  Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate.

“ABR Loans”:  Loans, the rate of interest applicable to which is based upon the ABR.

“Account Debtor”:  any Person who may become obligated to any Person under, with respect to, or on account of, an Account, chattel paper or general intangibles (including a payment intangible).  Unless otherwise stated, the term “Account Debtor”, when used herein, shall mean an Account Debtor in respect of an Account of the Borrower.

“Accounting Changes”: as defined in the definition of “GAAP.”

“Accounts”: all “accounts” (as defined in the UCC) of a Person, including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence, and all documents of title or other documents representing any of the foregoing, and all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.  Unless otherwise stated, the term “Account”, when used herein, shall mean an Account of the Borrower.

“Addendum”:  an instrument, substantially in the form of Exhibit G, by which a Lender becomes a party to this Agreement.

“Additional Revolving Commitment Lender”: as defined in Section 2.24(c).

“Administrative Agent”:  SVB, as the administrative agent under this Agreement and the other Loan Documents, together with any of its successors in such capacity.

“Affected Lender”:  as defined in Section 2.20.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of determining the Affiliates of any Loan Party, “control” of a Person means the power, directly or indirectly, either to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct the management and policies or indirectly cause the direction and policies of such Person, whether by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding, and (b) without duplication of clause (a), the L/C Commitment of such Lender then in effect (as a sublimit of the Revolving Commitment).

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Margin”: for each Type of Loan, the rate per annum set forth under the relevant column heading below:

REVOLVING LOANS AND SWINGLINE LOANS

Liquidity	Eurodollar Loans	ABR Loans

< $75,000,000	0.275%	0.50%
> $75,000,000	0.225%	0.00%

The Applicable Margin will be adjusted quarterly following receipt by Bank of the Borrowers quarter-end Compliance Certificate required to be delivered pursuant to Section 6.2(b).

Notwithstanding the foregoing, (a) at the Closing Date, the Applicable Margin shall be the rate corresponding to Liquidity of greater than $75,000,000 in the foregoing table, (b) if the Borrowers fail to deliver the financial statements required by Section 6.1 and the related Compliance Certificate required by Section6.2(b), by the respective dates required thereunder after the end of any related fiscal quarter, the Applicable Margin shall be the rates corresponding to Liquidity of $75,000,000 or less in the foregoing table until such financial statements and Compliance Certificate are delivered, and (c) no reduction to the Applicable Margin shall become effective at any time when an Event of Default has occurred and is continuing.

If, as a result of any restatement of or other adjustment to any Transaction Report or Liquidity Report or for any other reason, Administrative Agent determines that (x) Liquidity, as calculated by the Borrowers as of any applicable date, was inaccurate and (y) a proper calculation of Liquidity would have resulted in different pricing for any period, then: (i) if the proper calculation of Liquidity would have resulted in higher pricing for such period, the Borrowers shall automatically and retroactively be obligated to pay to the Administrative Agent, for the benefit of the Lenders, promptly on demand by the Administrative Agent, an amount equal to the excess of the amount of interest that should have been paid for such period over the amount of interest actually paid for such period; and (ii) if the proper calculation of Liquidity would have resulted in lower pricing for such period, neither the Administrative Agent nor any Lender shall have any obligation to repay any interest to the Borrowers.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Assignee Group”: two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Revolving Commitment”: at any time, an amount equal to (a) the lesser of (i) the aggregate Total Revolving Commitments of all Lenders in effect at such time and (ii) the Borrowing Base in effect at such time, minus (in each of the following clauses (b), (c) and (d), without duplication), (b) the aggregate amount of all issued and outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) at such time, minus (c) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time; minus (d) the aggregate principal balance of any Revolving Loans outstanding at such time.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers”: as defined in the preamble hereto.

“Borrowing Base”: as of any date of determination by the Administrative Agent, from time to time, an amount equal to the sum at such time of up to (a) eighty percent (80%) of the book value of Borrowers’ Eligible Accounts at such time, plus (b) eighty percent (80%) of Borrowers’ Eligible Foreign Accounts (provided that availability under this clause (b) shall not exceed fifteen percent (15%) of all outstanding Revolving Extensions of Credit) plus (c) thirty percent (30%) of Borrowers’ Eligible Inventory at such time valued at the lower of cost (determined on a first in, first out basis) or market basis (provided that availability under this clause (c) shall not exceed twenty percent (20%) of all outstanding Revolving Extensions of Credit), less (c) in each case, the amount of any Reserves established by the Administrative Agent at such time.

“Borrowing Date”: any Business Day specified by the Borrower in a Notice of Borrowing as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”:  as defined in Section 4.17(b).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close; provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market and if any determination of a “Business Day” shall relate to an foreign exchange forward contract , the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the foreign (i.e., non-Dollar) currency.

“Capital Lease Obligations”:  as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or the Issuing Lender (as applicable) and the Lenders, as collateral for L/C Exposure or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Issuing Lender shall agree in its sole discretion, other credit support, in an amount equal to 105% of L/C Exposure at such time (other than L/C Exposure with respect to Letters of Credit denominated in a Foreign Currency, which L/C Exposure shall be Cash Collateralized in an amount equal to 110% of such L/C Exposure), in each case pursuant to documentation in form and substance reasonably satisfactory to (i) the Administrative Agent and, (ii) as applicable, the Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents”:  (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Agreement”: as defined in the definition of Cash Management Services.

“Cash Management Bank”: any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Cash Management Services”:  cash management and other services provided to a Loan Party by a Cash Management Bank which may include foreign exchange forward contracts, merchant services, direct deposit of payroll, business credit card, and check cashing services identified in such Cash Management Bank’s various cash management services or other similar agreements (each, a “Cash Management Agreement”).

“Casualty Event” means any damage to or any destruction of, or any condemnation or other taking by any Governmental Authority of any property of the Loan Parties.

“Certificated Securities”:  as defined in Section 4.19(a).

“Change of Control”: (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of forty-nine percent (49%) or more of the ordinary voting power for the election of directors of A123 (determined on a fully diluted basis); or (b) at any time, A123 shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of each Subsidiary (other than any Immaterial Subsidiary and other than any dispositions, mergers or consolidations that are permitted under this Agreement), free and clear of all Liens (except Liens created by the Security Documents).

“Closing Date”:  the date on which all of the conditions precedent set forth in Section 5.1 are satisfied or waived by the Administrative Agent and, as applicable, the Lenders or the Required Lenders.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties that does not constitute Excluded Property, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agreement”: the Collateral Agreement to be executed and delivered by the Borrowers and each Grantor from time to time signatory thereto, substantially in the form of Exhibit A.

“Collateral Information Certificate”: the Collateral Information Certificate to be executed and delivered by each Borrower pursuant to Section 5.1, substantially in the form of Exhibit J.

“Collateral-Related Expenses”: all costs and expenses of the Administrative Agent paid or incurred in connection with any sale, collection or other realization on the Collateral, including reasonable compensation to the Administrative Agent and its agents and counsel, and reimbursement for all other costs, expenses and liabilities and advances made or incurred by the Administrative Agent in connection therewith (including as described in Section 6.6 of the Collateral Agreement), and all amounts for which the Administrative Agent is entitled to indemnification under the Security Documents and all advances made by the Administrative Agent under the Security Documents for the account of any Loan Party.

“Commitment Fee Rate”: is three-eighths of one percent (0.375%) per annum; provided, that for any quarterly period in which the average of the actual outstanding Revolving Extension of Credit is at least fifty percent (50%) of the Total Revolving Commitments for each day in such quarterly period, the Commitment Fee Rate shall be reduced to one-quarter of one percent (0.25%) per annum for such quarterly period.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Consolidated Liquidity Ratio”: as at the last day of any period, the ratio of (a) Liquidity, to (b) all outstanding Obligations of Borrowers owed to the Administrative Agent and the Lenders hereunder.

“Consolidated Tangible Net Worth”: as of any date of determination, for each Borrower and its respective Subsidiaries on a consolidated basis, an amount equal to the difference between (a) the sum of Shareholders’ Equity of each Borrower on such date plus outstanding Subordinated Debt of each Borrower on such date minus (b) the Intangible Assets of each Borrower and its respective consolidated Subsidiaries on such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: means, subject to Section 2.23(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans (including Swingline Loans) or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Default Rate”: as defined in Section 2.12(c).

“Deferred Revenue”: all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account Control Agreement”: any deposit account control agreement, among the Borrowers, the Administrative Agent and any other financial institution, now or hereafter delivered by the Borrowers, in each case in form and substance reasonably acceptable to the Administrative Agent.

“Disposition”: with respect to any property (including, without limitation, Capital Stock of the Borrowers or any of their respective Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer, encumbrance or other disposition thereof and any issuance of Capital Stock of the Borrowers or any of their respective Subsidiaries.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by the Administrative Agent at such time based upon the then applicable exchange rate reported by Bloomberg Financial Services Reporting for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary”: any Subsidiary of the Borrowers organized under the laws of any jurisdiction within the United States.

“Eligible Accounts”: all of the Accounts owned by the Borrowers and reflected in the most recent Transaction Report delivered by the Borrowers to the Administrative Agent, except any Account to which any of the exclusionary criteria set forth below applies.  The Administrative Agent shall have the right, with three (3) Business Days prior written notice, to establish, modify or eliminate Reserves against Eligible Accounts, or to adjust or supplement any of the criteria set forth below and to establish new criteria, and, after consultation and notice to Borrowers, to adjust advance rates with respect to Eligible Accounts, in its reasonable credit judgment reflecting changes in the collectability or realization values of such Accounts arising or discovered by the Administrative Agent after the Closing Date.  Eligible Accounts shall not include any Account of a Borrower:

(a)           that does not arise from the sale of goods or the performance of services by such Borrower in the ordinary course of business;

(b)           (i)            upon which such Borrower’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever (other than contingencies or conditions which have already been met) or (ii) as to which such Borrower is not able to bring suit or otherwise enforce its remedies against the applicable Account Debtor through judicial process or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or services rendered pursuant to a contract under which the applicable Account Debtor’s obligation to pay is subject to such Borrower’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer (but only to the extent of such required further performance);

(c)           to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;

(d)           that is not a true and correct statement of bona fide trade credit or indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(e)           with respect to which an invoice, in form and substance consistent with Borrower’s past business practices, has not been sent to the applicable Account Debtor (but excluding any amount equal to the amount of the non-refundable deposits that are required to be paid by the applicable Account Debtor);

(f)            that (i) is not owned by such Borrower or (ii) is subject to any Lien of any other Person, other than Liens in favor of the Administrative Agent (but only to the extent of such Lien);

(g)           that arises from a sale to any director, officer, other employee or Affiliate of any Loan Party;

(h)           that are obligations in excess of One Million Dollars ($1,000,000) in the aggregate for all Account Debtors that consist of the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless the Lender, in its sole discretion, has agreed to the contrary in writing and such Borrower, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting assignment thereof;

(i)            that is the obligation of an Account Debtor which does not have its principal place of business in the United States or Canada;

(j)            to the extent any Loan Party thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Loan Party thereof but only to the extent of the potential offset;

(k)           that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the applicable Account Debtor is or may be conditional (but only to the extent such delivery condition is applicable);

(l)            an Account deemed in default upon the occurrence of any of the following:

(i)            such Account is not paid within ninety (90) days following its original invoice date;

(ii)           the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(iii)          a petition is filed (and not removed) by or against the Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(m)          that is owed by an Account Debtor where fifty percent (50%) or more of the aggregate Dollar amount of all Accounts owing by such Account Debtor are ineligible under one or more of the other criteria set forth in this definition;

(n)           as to which the Administrative Agent’s Lien is not a first priority perfected Lien, other than Permitted Liens;

(o)           as to which any of the representations or warranties in the Loan Documents are untrue;

(p)           [reserved];

(q)           to the extent that such Account, together with all other Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed twenty-five percent (25%) of all Eligible Accounts (provided that forty percent (40%) for any one (1) Account Debtor and its Affiliates shall be permitted);

(r)            that is payable in any currency other than Dollars (unless converted into dollars on terms reasonably acceptable to the Administrative Agent;

(s)           owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of such Borrower’s complete performance (but only to the extent of the amount withheld (sometimes called retainage billings);

(t)            subject to contractual arrangements between such Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements and where the Account Debtor has a right of setoff for damages suffered as a result of such Borrower’s failure to perform in accordance with the contract setting forth such requirements (sometimes called contracts accounts receivable, progress billings, milestone billings or fulfillment contracts);

(u)           subject to trust provisions, subrogation rights of a bonding company or a statutory trust;

(v)           owing from an Account Debtor with respect to whom such Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue); or

(w)          for which the Administrative Agent in its good faith business judgment determines collection to be doubtful.

Any Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing eligibility requirements, shall forthwith cease to be an Eligible Account until such time as such Account shall again meet all of the foregoing requirements.

“Eligible Assignee”: (a) a commercial bank or other financial institution that is regulated under the Laws of any country which is a member of the Organization of Economic Cooperation and Development and (i) having a combined capital and surplus of at least $500,000,000, and (ii) which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender hereunder; provided that, unless an Event of Default has occurred and is continuing, no Person proposed to become a Lender after the Closing Date and reasonably determined by the

Administrative Agent in its good faith business judgment to be acting in the capacity of a distressed debt or vulture investor (as such terms may be reasonably defined by the Administrative Agent) shall be an Eligible Assignee; or (b) a Person that is primarily engaged in the business of commercial banking and that is an Affiliate of a Lender; provided further, that no Borrower or Affiliate of Borrower shall be an Eligible Assignee.

“Eligible Foreign Accounts”: Accounts owned by a Borrower that are the obligation of an Account Debtor located outside of the United States or Canada and that: (a) (i) are the obligation of an Account Debtor that has its principal place of business in any of France, Germany, Italy, Japan or the United Kingdom, the billing and payment receipt history for which Account Debtor is acceptable to the Administrative Agent, in its reasonable discretion; or (ii) are supported by a letter of credit, assigned and delivered to the Administrative Agent and reasonably satisfactory to the Administrative Agent as to form, amount and issuer, or (iii) are insured by insurance policies acceptable to the Administrative Agent, in its reasonable discretion; and (b) otherwise constitute Eligible Accounts; and (c) are, on a case-by-case basis, acceptable to the Administrative Agent in its sole reasonable discretion.

“Eligible Inventory”: Inventory of a Borrower subject to the Lien created by the Security Documents, the value of which shall be determined by taking into consideration, among other factors, the lowest of its cost, its book value determined in accordance with GAAP and its liquidation value; provided that the Administrative Agent shall have the right, after three (3) Business Days’ notice to the Borrowers, to establish, modify or eliminate Reserves against Eligible Inventory, or to adjust or supplement any of the criteria set forth below and to establish new criteria, and, after consultation and notice to the Borrowers, to adjust advance rates with respect to Eligible Inventory, in its reasonable credit judgment; provided further that none of the following classes of Inventory shall be deemed to be Eligible Inventory:

(a)           Inventory consisting of “perishable agricultural commodities” within the meaning of the Perishable Agricultural Commodities Act of 1930, or on which a Lien has arisen or may arise in favor of agricultural producers under any comparable Laws;

(b)           Inventory which is not owned by such Borrower free and clear of all Liens and rights of others (other than Liens granted in favor of the Administrative Agent for the ratable benefit of the Secured Parties), including Inventory located on leaseholds as to which the lessor has not entered into a consent and agreement providing the Administrative Agent with the right to receive notices of default, the right to repossess such Inventory at any time and such other rights as may be reasonably requested by the Administrative Agent;

(c)           Inventory that is obsolete, spoiled, damaged, unusable or otherwise unavailable for sale;

(d)           Inventory consisting of promotional, marketing, packaging or shipping materials and supplies;

(e)           Inventory that fails to meet all standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale;

(f)            Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which such Borrower has received notice of a dispute in respect of any such agreement;

(g)           Inventory located outside the United States;

(h)           Inventory that is not in the possession of or under the sole control of such Borrower;

(i)            Inventory consisting of supplies or work in progress;

(j)            Inventory with respect to which the representations and warranties set forth in Section 4 of the Collateral Agreement applicable to Inventory are not correct;

(k)           Inventory in respect of which the Collateral Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority Lien or security interest in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, securing the Obligations;

(l)            Inventory which is comingled with property of a Person other than a Borrower;

(m)          Inventory with respect to which more than ninety (90) days have elapsed since the applicable original completion date therefor as designated in the ordinary course of business by the Borrower; or

(n)           Inventory which, in the Administrative Agent’s reasonable discretion, is unacceptable due to age, type, category or quantity or is otherwise ineligible.

Any Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory until such time as such Inventory shall meet all of the foregoing requirements.  In any event, the Administrative Agent reserves the right to include in, or exclude from, the Borrowing Base any Inventory, in its sole discretion.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“ERISA Affiliate”: each business or entity which is, or within the last six years was, a member of a “controlled group of corporations”, under “common control” or an “affiliated service group” with any Loan Party within the meaning of Section 414(b), (c) or (m) of the Code, required to be aggregated with any Loan Party under Section 414(o) of the Code, or is, or within the last six years was, under “common control” with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event”: any of (a) a reportable event as defined in Section 4043 of ERISA with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Loan Party or any ERISA Affiliate thereof from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Loan Party or any ERISA Affiliate thereof in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by any Loan Party or any ERISA Affiliate thereof of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA;  (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Loan Party or any ERISA Affiliate thereof pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Loan Party or any ERISA Affiliate thereof to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered to critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (i) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (j) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate thereof; (k) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Pension Plan; (l) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Loan Party or any Subsidiary thereof may be directly or indirectly liable; (m) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person for which any Loan Party or any ERISA Affiliate thereof may be directly or indirectly liable; (n) the occurrence of an act or omission which could give rise to the imposition on any Loan Party or any ERISA Affiliate thereof of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (o) receipt of a written notice of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Loan Party or any Subsidiary thereof in connection with any such plan; (p) receipt from the IRS of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the Code; or (q) the imposition of any lien (or the fulfillment of the conditions for the imposition of any lien) on any of the rights, properties or assets of any Loan Party or any ERISA Affiliate thereof, in either case pursuant to Title I or IV, including Section 302(f) or 303(k) of ERISA or to Section 401(a)(29) or 430(k) of the Code.

“ERISA Funding Rules”: the rules regarding minimum required contributions (including any installment payment thereof) to Pension Plans, as set forth in Section 412 of the Code and Section 302 of ERISA, with respect to Plan years ending prior to the effective date of the Pension Protection Act of 2006, and thereafter, as set forth in Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined by reference to the British Bankers’ Association Interest Settlement Rates for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 A.M. (London, England time)

two (2) Business Days prior to the beginning of such Interest Period (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates).  In the event that the rate referenced in the preceding sentence is not available, the “Eurodollar Base Rate” shall be determined by reference to the rate per annum equal to the offered quotation rate to first class banks in the London interbank market by SVB for deposits (for delivery on the first day of the relevant Interest Period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of the Administrative Agent, in its capacity as a Lender, for which the Eurodollar Base Rate is then being determined with maturities comparable to such period as of approximately 11:00 A.M. (London, England time) two (2) Business Days prior to the beginning of such Interest Period

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

The Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Requirements with respect to Eurodollar Loans to be made as of or converted into at the beginning of the next applicable Interest Period.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility (other than the L/C Facility), the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934.

“Excluded Assets”: as defined in the Collateral Agreement.

“Existing Letters of Credit”: the letters of credit described on Schedule 1.1B.

“Existing Term Loan”: the term loan described in Section 2.1 hereof.

“Existing Term Loan Maturity Date”: is, with respect to each applicable Existing Term Loan, the earlier to occur of (i) February 1, 2012, July 1, 2012, August 1, 2012 and September 1, 2012 as applicable, (ii) the date that is immediately prior to or contemporaneous with the Revolving Commitment Increase Effective Date; or (iii) the occurrence and continuance of an Event of Default.

“Facility”:  each of (a) the L/C Facility (which is a subfacility of the Revolving Facility), and (b) the Revolving Facility.

“FATCA”: sections 1471, 1472, 1473 and 1474 of the Code and the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.

“Fee Letter”: the letter agreement dated as of the date hereof, between the Borrower and the Administrative Agent.

“First Tier Foreign Subsidiary”: at any date of determination, each Foreign Subsidiary in which any one or more of any Borrower or any of their respective Domestic Subsidiaries owns directly more than fifty percent (50%), in the aggregate, of the Voting Stock of such Foreign Subsidiary.

“Foreclosed Borrowers”: as defined in Section 2.23(j).

“Foreign Currency”: lawful money of a country other than the United States.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s L/C Percentage of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrowers and the Lenders.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Sections 7.1 and 7.2, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrowers’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members”: the collective reference to the Borrowers and their respective Subsidiaries, excluding, solely for purposes of Section 8.1, any Immaterial Subsidiary.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Guarantors”: a collective reference to each Subsidiary of the Borrowers which has or may become a guarantor of the Obligations of Borrowers owed to the Administrative Agent and the Lenders.

“Immaterial Subsidiary”: at any date of determination, any Subsidiary of any Loan Party designated as such by such Loan Party in writing and which as of such date holds assets representing five percent (5%) or less of the Borrowers’ consolidated total assets as of such date (determined in accordance with GAAP), and which has generated less than five percent (5%) of the Borrowers’ consolidated total revenues determined in accordance with GAAP for the four fiscal quarter period ending on the last day of the most recent period for which financial statements have been delivered after the Closing Date pursuant to Section 6.1(b); provided that all Subsidiaries that are individually “Immaterial Subsidiaries” shall not have aggregate consolidated total assets that would represent ten percent (10%) or more of the Borrowers’ consolidated total assets as of such date or have generated ten percent (10%) or more of the Borrowers’ consolidated total revenues for such four fiscal quarter period, in each case determined in accordance with GAAP.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, but only to the extent of the value of such property to be repossessed), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but only to the extent of such Lien), and (i) the net obligations of such Person in respect of Swap Agreements.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvency Proceeding”: means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of any Person’s creditors generally or any substantial portion of such Person’s creditors, in each case undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Insolvent”: pertaining to a condition of Insolvency.

“Intangible Assets”: assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (including any Swingline Loan), the first Business Day of each calendar month to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last Business Day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months (or, if such date is not a Business Day, the Business Day next succeeding such date) after the first day of such Interest Period and the last Business Day of such Interest Period, and (d) as to any Loan (other than any Revolving Loan that is an ABR Loan and any Swingline Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one (1), two (2), three (3) or six(6) months thereafter, as selected by the Borrowers in any Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, given with respect thereto; and (b)

thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrowers by irrevocable notice to the Administrative Agent in a Notice of Conversion/Continuation not later than 10:00 A.M., Pacific time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)           the Borrowers may not select an Interest Period under a particular Facility that would extend beyond the Revolving Termination Date;

(iii)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)          the Borrowers shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Interest Rate Agreement”: any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with the Borrowers’ and their Subsidiaries’ operations, (b) approved by Administrative Agent, in its reasonable discretion, and (c) not for speculative purposes.

“Inventory”: all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Borrower, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Borrower for sale or lease or are furnished or are to be furnished under a contract of service, or that constitutes raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind used or consumed or to be used or consumed in such Loan Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investments”: as defined in Section 7.7.

“IRS”: the Internal Revenue Service, or any successor thereto.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: as the context may require, (a) SVB or any Affiliate thereof, in its capacity as issuer of any Letter of Credit (including, without limitation, each Existing Letter of Credit), and (b) any other Lender that may become an Issuing Lender pursuant to Sections 3.11 or 3.12, with respect to Letters of Credit issued by such Lender.  The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender or other financial institutions, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.

“Issuing Lender Fees”: as defined in Section 3.3(a).

“L/C Advance”: each L/C Lender’s funding of its participation in any L/C Disbursement in accordance with its L/C Percentage of the L/C Commitment.

“L/C Commitment”: as to any L/C Lender, the obligation of such L/C Lender, if any, to purchase an undivided interest in the Issuing Lenders’ obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 3.5(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “L/C Commitment” opposite such L/C Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such L/C Lender becomes a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The L/C Commitment is a sublimit of the Revolving Commitment and the aggregate L/C Commitment shall not exceed Ten Million Dollars ($10,000,000) at any time.

“L/C Disbursements”: a payment or disbursement made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure”: at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, and (b) the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time.  The L/C Exposure of any L/C Lender at any time shall equal its L/C Percentage of the aggregate L/C Exposure at such time.

“L/C Facility”: the L/C Commitments and the extensions of credit made thereunder.

“L/C Fee Payment Date”: as defined in Section 3.3(a).

“L/C Lender”: a Lender with an L/C Commitment.

“L/C Percentage”: as to any L/C Lender at any time, the percentage of the Total L/C Commitments represented by such L/C Lender’s L/C Commitment, as such percentage may be adjusted as provided in Section 2.23.

“L/C-Related Documents”: collectively, each Letter of Credit (including any Existing Letter of Credit), all applications for any Letter of Credit (and applications for the amendment of any Letter of Credit) submitted by the Borrower to the Issuing Lender under this Agreement or any other document, agreement and instrument relating to any Letter of Credit, including any of the Issuing Lender’s standard form documents for letter of credit issuances.

“Lenders”: as defined in the preamble hereto; provided that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Issuing Lender.

“Letter of Credit”: as defined in Section 3.1(a); provided that such term shall include each Existing Letter of Credit.

“Letter of Credit Availability Period”: the period from and including the Closing Date to but excluding the Letter of Credit Maturity Date.

“Letter of Credit Maturity Date”: the date occurring ten (10) days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity”: at any time, the sum of (a) the aggregate amount of Qualified Cash held at such time by the Borrowers, plus (b) the Available Revolving Commitment at such time.

“Liquidity Event”: any instance in which Liquidity is equal to or less than $75,000,000, as reasonably determined by the Administrative Agent and as evidenced by the delivery of a Liquidity Report.  Any such Liquidity Event shall continue until the Borrowers deliver a Liquidity Report indicating, to the reasonable satisfaction of the Administrative Agent, that a Liquidity Event has ceased to exist.

“Liquidity Report”: a report, in form and substance reasonably satisfactory to the Administrative Agent, delivered by the Borrowers to the Administrative Agent which discloses, as of the date of such report, the amount of Liquidity as of such date.

“Loan”: any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Fee Letter, the Solvency Certificate, the Collateral Information Certificate, each L/C-Related Document, and any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.10, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties”: each Group Member that is a party to a Loan Document.

“MassCEC”: the Massachusetts Clean Energy Technology Center.

“Material Adverse Effect”: (a) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) of the Borrowers and their respective Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Borrower or any Guarantor to perform its respective obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or any Guarantor of any Loan Document to which it is a party.

“Materials of Environmental Concern”: any substance, material or waste that is defined, regulated, governed or otherwise regulated under any Environmental Law as hazardous or toxic or as a pollutant or contaminant (or by words of similar meaning and regulatory effect), any petroleum or petroleum products, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, molds or fungus, and radioactivity, radiofrequency radiation at levels known to be hazardous to human health and safety.

“Minority Lender”: as defined in Section 10.1(b).

“Moody’s”: Moody’s Investors Service, Inc.

“Mortgaged Properties”: the real properties as to which, pursuant to Section 6.12(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages, deeds of trust, deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties to the Administrative Agent with respect to real property located in the United States, in each case, as such documents may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time and in form and substance reasonably acceptable to the Administrative Agent.

“MSF”: the Michigan Strategic Fund.

“Multiemployer Plan”:  a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Loan Party or any ERISA Affiliate thereof makes, is making, or is obligated or has ever been obligated to make, contributions.

“Non-Excluded Taxes”: as defined in Section 2.17(a).

“Non-U.S. Lender”: as defined in Section 2.17(b).

“Note”: a Revolving Loan Note or a Swingline Loan Note.

“Notice of Borrowing”: means a notice substantially in the form of Exhibit K.

“Notice of Conversion/Continuation”: means a notice substantially in the form of Exhibit L.

“Obligations”: (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of any Borrower and any other Loan Party to the Administrative Agent or to any Lender or any Qualified Counterparty party to a Specified Swap Agreement, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Cash Management Services, the Letters of Credit, any Specified Swap Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all reasonable and documented fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Borrower or any Guarantor pursuant hereto) permitted or otherwise contemplated, and (b) any obligations of any Loan Party to any Lender arising in connection with treasury management services provided by such Lender to such Loan Party.

“Original Credit Agreement”: as defined in the recitals.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 10.6(c).

“Patriot Act”:  the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107-56, signed into law October 26, 2001.

“PBGC”: the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof has ever made, or was obligated to make, contributions, and (b) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Permitted Acquisition”: as defined in Section 7.7(k).

“Permitted Liens”: as defined in Section 7.3.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: (a) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is or was at any time maintained or sponsored by any Credit Party or any Subsidiary thereof or to which any Credit Party or any Subsidiary thereof has ever made, or was obligated to make, contributions, (b) a Pension Plan, or (c) a Qualified Plan.

“Preferred Stock”: the preferred Capital Stock of any Borrower.

“Prime Rate”: the rate of interest per annum from time to time published in the money rates section of the Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that, if such rate of interest, as set forth from time to time in the money rates section of the Wall Street Journal, becomes unavailable for any reason, the “Prime Rate” shall mean the rate of interest per annum announced by SVB as its prime rate in effect at its principal office in the State of California (such SVB announced Prime Rate not being intended to be the lowest rate of interest charged by SVB in connection with extensions of credit to debtors).

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Qualified Cash”: as of any date of determination, the amount of unrestricted cash of the Borrowers that (a) beginning thirty (30) days after the Closing Date, is subject to a valid, enforceable and first priority perfected security interest in favor of the Administrative Agent for the benefit of the Lenders, and (b) is not subject to any other Lien, other than Permitted Liens.

“Qualified Counterparty”: with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent or a Lender or an Affiliate of the Administrative Agent or a Lender.

“Qualified Plan”: an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Loan Party or any ERISA Affiliate thereof or to which any Loan Party or any ERISA Affiliate thereof has ever made, or was ever obligated to make, contributions, and (b) that is intended to be tax-qualified under Section 401(a) of the Code.

“Refunded Swingline Loans”: as defined in Section 2.5(b).

“Register”:  as defined in Section 10.6(b)(v).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replacement Lender”: as defined in Section 2.20(c).

“Required Lenders”: at any time that there are two or more Lenders, at least two Lenders (provided that there are at least two Lenders who are not Defaulting Lenders; otherwise, one or more non-Defaulting Lenders) who hold more than fifty percent (50%) of the Total Revolving Commitments (including, without duplication, the L/C Commitments) or, at any time after the termination of the Revolving Commitments when such Revolving Commitments were held by more than one Lender, at least two Lenders who hold more than fifty percent (50%) of the Total Revolving Extensions of Credit then outstanding (including, without duplication, any L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time); provided that the Revolving Commitments of, and the portion of the Revolving Loans and participations in L/C Exposure and Swingline Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.  For purposes of this definition, a Lender together with its Affiliates shall constitute one (1) and the same Lender hereunder.

“Requirement(s) of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves”: with respect to the Borrowing Base, reserves against Eligible Accounts and/or Eligible Foreign Inventory and/or Eligible Inventory that the Administrative Agent may, in its reasonable credit judgment after consultation with Borrower, establish from time to time.

“Responsible Officer”: the chief executive officer, president, vice president, chief financial officer, treasurer, controller or comptroller of a Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of a Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder).  The original amount of the Total Revolving Commitments is Forty Million Dollars ($40,000,000).  The L/C Commitment is a sublimit of the Total Revolving Commitments.

“Revolving Commitment Increase”: as defined in Section 2.24(a).

“Revolving Commitment Increase Effective Date”: as defined in Section 2.24(d).

“Revolving Commitment Period”: the period from and including the Closing Date to the Revolving Termination Date.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s L/C Percentage of the aggregate undrawn amount of all outstanding Letters of Credit (including the Existing Letter of Credit) at such time, (c) such Lender’s L/C Percentage of the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans at such time, and (d) such Lender’s Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility”: the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loan Conversion”: as defined in Section 3.5(b).

“Revolving Loan Note”: a promissory note in the form of Exhibit H-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Loans”: as defined in Section 2.2(a).

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of all Revolving Loans then outstanding; provided that in the event that the Revolving Loans are paid in full prior to the reduction to zero of the Total Revolving Commitments, the Revolving Percentages shall be determined in a manner designed to ensure that the other outstanding Revolving Extensions of Credit shall be held by the Revolving Lenders on a comparable basis.

“Revolving Termination Date”: September 30, 2014.

“S&P”: Standard & Poor’s Ratings Services.

“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, acquires, leases or licenses back the right to use all or a material portion of such property.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender), each Cash Management Bank and any Qualified Counterparties.

“Securities Account Control Agreement”: each securities account control agreement, in form and substance satisfactory to the Agent, delivered pursuant to Section 5.8 of the Collateral Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Documents”: the collective reference to the Collateral Agreement, the Mortgages, the Deposit Account Control Agreement, the Securities Account Control Agreement, all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the Obligations of any Loan Party under any Loan Document and all financing statements, fixture filings, patent, trademark and copyright filings, assignments, acknowledgments and other filings, documents and agreements made or delivered pursuant thereto.

“Shareholders’ Equity”: as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Solvency Certificate”: the Solvency Certificate, dated the Closing Date, delivered to the Administrative Agent pursuant to Section 5.1(m), which Solvency Certificate shall be in substantially the form of Exhibit D.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Swap Agreement”: any Swap Agreement entered into by a Borrower and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into) in respect of interest rates to the extent permitted under Section 7.12.

 “Subordinated Debt Documents”: any agreement, certificate, document or instrument executed or delivered by a Borrower or any Subsidiary and evidencing Indebtedness of such Borrower or any Subsidiary which is subordinated to the payment of the Obligations in a manner approved in writing by the Administrative Agent and the Required Lenders, and any renewals, modifications, or amendments thereof which are approved in writing by the Administrative Agent and the Required Lenders.

“Subordinated Indebtedness”: Indebtedness described in any Subordinated Debt Documents, including, without limitation, A123’s outstanding 3.75% unsecured convertible subordinated notes, originally issued on April 6, 2011, for $125 million between A123 and U.S. Bank National Association, as trustee, and later combined with the exercised options of the underwriters on April 12, 2011, in an aggregate principal amount of $143.8 million, maturing on April 15, 2016.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of a Borrower.

“SVB”: as defined in the preamble hereto.

“SVB Prime Rate”: SVB’s most recently announced “prime rate,” even if it is not SVB’s lowest rate.

“Swap Agreement”: any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement (including without limitation, any Interest Rate Agreement) involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of a Borrower and its Subsidiaries shall be deemed to be a “Swap Agreement”.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.4 in an aggregate principal amount at any one time outstanding not to exceed Five Million Dollars $5,000,000.

“Swingline Lender”: SVB, in its capacity as the lender of Swingline Loans.

“Swingline Loan Note”: a promissory note in the form of Exhibit H-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Loans”: as defined in Section 2.6.

“Swingline Participation Amount”: as defined in Section 2.5(c).

“Synthetic Lease Obligation”: the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Total L/C Commitments”: at any time, the sum of all L/C Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.10 or 3.5(b).  The initial amount of the Total L/C Commitments on the Closing Date is Ten Million Dollars ($10,000,000).

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect plus the aggregate amount of the Revolving Commitment Increase then in effect. The L/C Commitment is a sublimit of the Total Revolving Commitments.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit outstanding at such time.

“Transaction Report”: a certificate to be executed and delivered from time to time by the Borrowers in substantially the form of Exhibit I.

“Transferee”: any Eligible Assignee or Participant.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unfriendly Acquisition”:  any acquisition that has not, at the time of the first public announcement of an offer relating thereto, been approved by the board of directors (or other legally recognized governing body) of the Person to be acquired.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of New York, or as the context may require, any other applicable jurisdiction.

“United States”: the United States of America.

“Voting Stock”: as to any Person, the capital stock of any class or classes or other equity interests (however designated and including general partnership interests in a partnership) having ordinary voting power for the election of directors or similar governing body of such Person.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Guarantor that is a Wholly Owned Subsidiary of a Borrower or one of the other Loan Parties.

1.2          Other Definitional Provisions.

(a)           Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)           As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements (including this Agreement) or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time.

(c)           The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)           The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2
AMOUNT AND TERMS OF COMMITMENTS

2.1          Existing Term Loan.

(a)           Borrower is obligated to SVB for the 2008 Term Loan (as defined in the Original Loan Agreement and defined herein as the “Existing Term Loan”), made by SVB to Borrower pursuant to the Original Credit Agreement.  Borrowers acknowledge that, as of the Closing Date, the aggregate outstanding principal amount of the Existing Term Loan is $3,319,442. Borrowers acknowledge there is no availability under the Existing Term Loan, and no amount of the Existing Term Loan may be reborrowed.

(b)           Borrowers shall continue to pay the Existing Term Loan in monthly installments of principal (each in accordance with its applicable current amortization schedule), plus accrued interest on the first day of each month, and with a final payment of all remaining principal amounts outstanding under the Existing Term Loan and accrued interest thereon on the applicable Existing Term Loan Maturity Date.  Payments received after 2:00 p.m. Eastern time are considered received at the opening of business on the next Business Day.

(c)           Borrowers shall continue to make monthly payments of interest on the outstanding principal amount of the Existing Term Loan until the Existing Term Loan has been paid in full.  Interest shall accrue at a floating per annum rate of interest equal to the aggregate of the SVB Prime Rate plus one-half of one percent (0.50%).

(d)           Notwithstanding anything herein to the contrary, effective as of the Closing Date, all covenants, representations, warranties and events of default in the Original Loan Agreement shall cease to be of further force and effect and the Original Loan Agreement shall only continue to be in effect for purposes of the funding and payment obligations of A123 and SVB with respect to the Existing Term Loan.

2.2          Revolving Commitments.

(a)           Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which, when added to the aggregate outstanding amount of the Swingline Loans, the aggregate undrawn amount of all outstanding Letters of Credit and the aggregate amount of all L/C Disbursements that have not yet been reimbursed or converted into Revolving Loans, incurred on behalf of the Borrowers and owing to such Lender, does not exceed the amount of such Lender’s Revolving Commitment.  In addition, such aggregate obligations shall not at any time exceed the lesser of (i) the Total Revolving Commitments at such time and (ii) the Borrowing Base at such time.  During the Revolving Commitment Period the Borrowers may use the Revolving Commitments by borrowing (in whole or in part), and reborrowing the Revolving Loans, all in accordance with the terms and conditions hereof.  The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrowers and notified to the Administrative Agent in accordance with Sections 2.3 and 2.10.

(b)           The Borrowers shall repay all outstanding Revolving Loans on the Revolving Termination Date.

2.3          Procedure for Revolving Loan Borrowing.  The Borrowers may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day; provided that the Borrowers shall give the Administrative Agent an irrevocable Notice of Borrowing (which must be received by the Administrative Agent prior to 10:00 A.M., Pacific time, (a) three (3) Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans (provided that for the initial borrowing, such Notice of Borrowing may be delivered no later than 2:00 P.M. Pacific time on the Closing Date), or (b) one (1) Business Day prior to the requested Borrowing Date, in the case of ABR Loans (provided that for the initial borrowing, such Notice of Borrowing may be delivered no later than 2:00 P.M. Pacific time on the Closing Date) (in each case, with originals to follow within three (3) Business Days) (provided that any such Notice of Borrowing of ABR Loans under the Revolving Facility to finance payments under Section 3.5(a) may be given not later than 10:00 A.M., Pacific time, on the date of the proposed borrowing), in each such case specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor, and (iv) instructions for remittance of the proceeds of the applicable Loans to be borrowed.    Each borrowing under the Revolving Commitments shall be in an amount equal to, in the case of ABR Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount); provided that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving Commitments that are ABR Loans in other amounts pursuant to Section 2.5.  Upon receipt of any such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof.  Each Revolving Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office (including by wire transfer), prior to 12:00 P.M., Pacific time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower in the applicable notice with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.4          Swingline Commitment.  Subject to the terms and conditions hereof, the Swingline Lender agrees to make available a portion of the credit accommodations otherwise available to the Borrowers under the Revolving Commitments from time to time during the Revolving Commitment Period by making swing line loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrowers; provided that (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect, (ii) the Borrowers shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Commitments would be less than zero, and (iii) the Borrowers shall not use the proceeds of any Swingline Loan to refinance any then outstanding Swingline Loan.  During the Revolving Commitment Period, the Borrowers may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof.  Swingline Loans shall be ABR Loans only.  The Borrowers shall repay to the Swingline Lender any amount of the Swingline Loan not paid pursuant to the terms of Section 2.5(a) on the Revolving Termination Date.

2.5          Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a)           Whenever the Borrowers desire that the Swingline Lender make Swingline Loans the Borrowers shall give the Swingline Lender irrevocable telephonic notice (which telephonic notice must be received by the Swingline Lender not later than 12:00 P.M., Pacific time, on the proposed Borrowing Date) confirmed promptly in writing by a Notice of Borrowing, specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period), and (iii) instructions for the remittance of the proceeds of such Loan.  Each borrowing under the Swingline Commitment shall be in an amount equal to $100,000 or a whole multiple of $100,000 in excess thereof.  Promptly thereafter, including on the same Borrowing Date that Borrower requests such Swingline Loan pursuant to the terms of this paragraph, on the Borrowing Date specified with respect to such Swingline Loan pursuant to the terms of this paragraph, the Swingline Lender shall make available to the Borrowers an amount in immediately available funds equal to the amount of the Swingline Loan to be made by depositing such amount in the account designated in writing or telephonically to the Administrative Agent by the Borrowers.  Unless a Swingline Loan is sooner refinanced by the advance of a Revolving Loan pursuant to Section 2.5(b), such Swingline Loan shall be repaid by the Borrowers no later than five (5) Business Days after the advance of such Swingline Loan.

(b)           Upon Borrower’s failure to repay any Swingline Loan pursuant to the terms of Section 2.5(a), the Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrowers (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one (1) Business Day’s telephonic notice given by the Swingline Lender no later than 12:00 P.M., Pacific time, and promptly confirmed in writing (with a copy to Borrower), request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of such Swingline Loan (each a “Refunded Swingline Loan”) outstanding on the date of such notice, to repay the Swingline Lender.  Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds (including by wire transfer), not later than 10:00 A.M., Pacific time, one (1) Business Day after the date of such notice.  The proceeds of such Revolving Loan shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loan.  The Borrowers irrevocably authorize the Swingline Lender to charge any Borrower’s accounts held with the Administrative Agent (up to the amount available in each such account) to immediately pay the amount of any Refunded Swingline Loan to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loan.

(c)           If prior to the time that the Borrowers have repaid the Swingline Loans pursuant to Section 2.5(a) or a Revolving Loan has been made to repay a Refunded Swingline Loan pursuant to Section 2.5(b), one of the events described in Section 8.1(f) shall have occurred or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.5(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.5(b) or on the date requested by the Swingline Lender (with at least one (1) Business Day’s notice to the Revolving Lenders), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of the outstanding Swingline Loans that were to have been repaid with such Revolving Loans.

(d)           Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its

Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e)           Each Revolving Lender’s obligation to make the Loans referred to in Section 2.5(b) and to purchase participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrowers may have against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Revolving Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.6          Overadvances.  If at any time or for any reason the aggregate amount of all Revolving Extensions of Credit of all of the Lenders exceeds the lesser of (x) the amount of the Total Revolving Commitments then in effect, and (y) the amount of the Borrowing Base then in effect (any such excess, an “Overadvance”), the Borrowers shall, if the amount of such Overadvance is (a) equal or greater than $500,000, immediately pay the full amount of such Overadvance to the Administrative Agent, without notice or demand, or (b) less than $500,000, within one (1) Business Day after the receipt of a request by the Administrative Agent therefore, pay the full amount of such Overadvance to the Administrative Agent, in each case, for application against the Revolving Extensions of Credit in accordance with the terms hereof.  Any prepayment of any Revolving Loan that is a Eurodollar Loan hereunder shall be subject to the Borrowers’ obligation to pay any amounts owing pursuant to Section 2.18.

2.7          Fees.

(a)           Commitment Fee.  As additional compensation for the Revolving Commitment, the Borrowers shall pay the Administrative Agent for the benefit of the Lenders, in arrears, on the first day of each quarter prior to the Revolving Termination Date and on the Revolving Termination Date, a fee (the “Commitment Fee”) for the Borrower’s non-use of available funds in an amount equal to the applicable Commitment Fee Rate per annum multiplied by the difference between (x) the Revolving Commitments (as they may be reduced from time to time) and (y) the actual daily closing balance of the Revolving Loans, Letters of Credit and Swingline Loans outstanding during the period for which such Commitment Fee is due.

(b)           Agency and Other Fees.  The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.

(c)           Fees Nonrefundable.  All fees payable under this Section 2.7 shall be fully earned on the date paid and nonrefundable.

2.8          Termination or Reduction of Revolving Commitments.  The Borrowers shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments;

provided that no such termination or reduction of the Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans and Swingline Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Available Revolving Commitments.  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect; provided further, if in connection with any such reduction or termination of the Revolving Commitments a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.18.  The Borrowers shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the L/C Commitments or, from time to time, to reduce the amount of the L/C Commitments; provided that no such termination or reduction of L/C Commitments shall be permitted if, after giving effect thereto, the Total L/C Commitments shall be reduced to an amount that would result in the aggregate L/C Exposure exceeding the Total L/C Commitments (as so reduced).  Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the L/C Commitments then in effect.

2.9          Optional Prepayments.  The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 10:00 A.M., Pacific time, three (3) Business Days prior thereto, in the case of Eurodollar Loans, and no later than 10:00 A.M., Pacific time, one (1) Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of the proposed prepayment; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrowers shall also pay any amounts owing pursuant to Section 2.18; provided further that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked if the financing is not consummated.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid.  Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $1,000,000 (unless the then outstanding Revolving Loans are less than $1,000,000, then such lesser amount), or a whole multiple thereof.  Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 (unless the then outstanding Revolving Loans are less than $1,000,000, then such lesser amount), or a whole multiple thereof.

2.10        Conversion and Continuation Options.

(a)           The Borrowers may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrowers may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice in a Notice of Conversion/Continuation of such election no later than 10:00 A.M., Pacific time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing.  Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b)           Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers giving irrevocable notice in a Notice of Conversion/Continuation to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided further that if the Borrowers shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.11        Limitations on Eurodollar Tranches.  Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $1,000,000 or a whole multiple of $100,000 in excess thereof, and (b) no more than seven (7) Eurodollar Tranches shall be outstanding at any one time.

2.12        Interest Rates and Payment Dates.

(a)           Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) the Eurodollar Rate determined for such day plus (ii) the Applicable Margin.

(b)           Each ABR Loan (including any Swingline Loan) shall bear interest at a rate per annum equal to (i) the ABR plus (ii) the Applicable Margin.

(c)           During the continuance of an Event of Default and at the election of the Required Lenders, all outstanding Loans (including, without limitation, the Existing Term Loans) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus two percent (2.00%) (the “Default Rate”).

(d)           Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to Section 2.12(c) shall be payable from time to time on demand.

2.13        Computation of Interest and Fees.

(a)           Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrowers and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b)           Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrowers, deliver to the Borrowers a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.13(a).

2.14        Inability to Determine Interest Rate.  If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) in connection with any request for a Eurodollar Loan or a conversion to or a continuation thereof that, by reason of circumstances affecting the relevant market, (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such requested Loan or conversion or continuation, as applicable, (b) adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (c) the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then, in any such case (a), (b) or (c), the Administrative Agent shall promptly notify the Borrowers and the relevant Lenders thereof as soon as practicable thereafter.  Any such determination shall (i) specify the basis for such determination, (ii) in the absence of manifest error, be conclusive and binding for all purposes, and (iii) be applicable to other borrowers to whom Administrative Agent has extended credit similar to the credit extended hereunder.  Thereafter, (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the Revolving Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the Revolving Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrowers have the right to convert Loans under the Revolving Facility to Eurodollar Loans.

2.15        Pro Rata Treatment and Payments.

(a)           Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective L/C Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b)           Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Loans and the Existing Term Loan shall be made pro rata according to (i) the outstanding principal amounts of the Existing Term Loan, and (ii) the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(c)           All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff and shall be made prior to 10:00 A.M., Pacific time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars and in immediately available funds.  The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.  Any payment received by the Administrative Agent after 10:00 A.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(d)           Unless the Administrative Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Type of Loans so funded, on demand, from the Borrowers.

(e)           Unless the Administrative Agent shall have been notified in writing by the Borrowers prior to the date of any payment due to be made by the Borrowers hereunder that the Borrowers will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrowers are making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrowers within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against any Borrower.

(f)            If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Section 2, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable extension of credit set forth in Section 5.1 or Section 5.2 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g)           The obligations of the Lenders hereunder to (i) make Revolving Loans, (ii) to fund its participations in L/C Disbursements in accordance with its respective L/C Percentage, (iii) to fund its respective Swingline Participation Amount of any Swingline Loan, and (iv) to make payments pursuant to Section 9.7, as applicable, are several and not joint.  The failure of any Lender to make any such Loan, to fund any such participation or to make any such payment under Section 9.7 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.7.

(h)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(i)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(j)            If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the principal of or interest on any Loan made by it or its participation in the L/C Exposure, as applicable (other than pursuant to a provision hereof providing for non-pro rata treatment), in excess of its Revolving Percentage or L/C Percentage, as applicable, of such payment on account of the Loans or participations obtained by all of the Lenders, such Lender shall forthwith advise the Administrative Agent of the receipt of such payment, and within five (5) Business Days of such receipt purchase (for cash at face value) from the other Revolving Lenders or L/C Lenders, as applicable (through the Administrative Agent), without recourse, such participations in the Revolving Loans made by them and/or participations in the L/C Exposure held by them, as applicable, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them in accordance with their respective Revolving Percentages or L/C Percentages, as applicable; provided, however, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the Borrowers from such purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.  The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15(j) may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.  No documentation other than notices and the like referred to in this Section 2.15(j) shall be required to implement the terms of this Section 2.15(j).  The Administrative Agent shall keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased pursuant to this Section 2.15(j) and shall in each case notify the Borrowers, the Revolving Lenders or the L/C Lenders, as applicable, following any such purchase.  The provisions of this Section 2.15(j) shall not be construed to apply to (i) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 3.10, or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or sub-participations in any L/C Exposure to any assignee or participant, other than an assignment to a Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

(k)           Any amounts actually paid to or collected by the Administrative Agent pursuant to Section 6.3(c) at any time during the existence of a Liquidity Event and when no Event of Default exists shall be applied by the Administrative Agent to the Revolving Loans then outstanding and distributed by the Administrative Agent to the Revolving Lenders, in each case, (i) in accordance with the Revolving Percentages of such Revolving Lenders then in effect, and (ii) by no later than the date occurring three (3) days after the date on which such payments or proceeds are so received or collected by the Administrative Agent, with any remaining amounts to be returned to the Borrowers as specified in Section 6.3(c).

(l)            Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may, in its discretion at any time or from time to time, without the Borrowers’ request and even if the conditions set forth in Section 5.2 would not be satisfied, make a Revolving Loan in an amount equal to the portion of the Obligations constituting overdue interest and fees and Swingline Loans from time to time due and payable to itself, any Revolving Lender, the Swingline Lender or the Issuing Lender, and apply the proceeds of any such Revolving Loan to those Obligations; provided that after giving effect to any such Revolving Loan, the aggregate outstanding Revolving Loans will not exceed the Total Revolving Commitments then in effect.

2.16        Illegality; Requirements of Law.

(a)           Illegality.  If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended,  until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Such determination by any Lender shall be applicable to borrowers similarly situated to the Borrowers to whom such Lender has extended credit.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted but shall not be required to pay any amounts that would otherwise be due under Section 2.18 in connection with such prepayment or conversion.

(b)           Requirements of Law.  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application, any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.17 and changes in the rate of tax on the overall net income of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrowers (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c)           If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or the compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of materially reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrowers (with a copy to the Administrative Agent) of a written request therefor, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(d)           A certificate as to any additional amounts payable pursuant to Sections 2.16(a) or (b) submitted by any Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  Notwithstanding anything to the contrary in this Section 2.16, the Borrowers shall not be required to compensate a Lender pursuant to this Section 2.16 for any amounts incurred more than six (6) months prior to the date that such Lender notifies the Borrowers of such Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.  The obligations of the Borrowers arising pursuant to this Section 2.16 shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Administrative Agent.

(e)           For purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules guidelines, or directives in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, are deemed to have gone into effect and been adopted after the date of this Agreement, regardless of the date enacted, adopted or issued.

2.17        Taxes.

(a)           All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document); (ii) any withholding tax that would not have been imposed but for a failure by such recipient (or any financial institution through which any payment is made to such recipient) to comply with the applicable requirements of FATCA that are attributable to such Lender’s failure to comply with the requirements of paragraphs (d), (e) or (g) of this Section 2.17; and (iii) taxes that are imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such taxes pursuant to this paragraph.  If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such

Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided that the Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e) or (g) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrowers with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b)           In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)           Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Borrower showing payment thereof.  If the Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d)           Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrowers and the Administrative Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit F and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender.  Each Non-U.S. Lender shall promptly notify the Borrowers at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e)           A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f)            If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which any Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower under this Section 2.17 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g)           Each Lender acknowledges and agrees that certain payments made under this Agreement after December 31, 2012, as to extensions of credit made after March 18, 2012, to any Lender that does not comply with the information collection and reporting obligations imposed by the United States with respect to foreign accounts, or that fails to provide adequate certification regarding such compliance, may become subject to withholding taxes imposed under FATCA.  Each Lender agrees to undertake commercially reasonable actions to cooperate with the Administrative Agent and the Borrowers in establishing that it is in compliance with FATCA and agrees to provide all certifications required by the IRS (once further guidance is issued under those provisions) or determined by the Administrative Agent, in its reasonable discretion, to be necessary for the Administrative Agent to establish its compliance under FATCA on or before December 31, 2012.  Each Lender hereby authorizes the Administrative Agent and the Borrowers to withhold any and all amounts due under FATCA as in effect on the later of the date of this Agreement and the date such Lender becomes a party to this Agreement from amounts payable to such Lender under this Agreement after December 31, 2012.  Nothing in this Agreement shall be interpreted to require any Lender to violate any law or regulation applicable to such Lender in any jurisdiction in which such Lender is formed, managed and controlled or doing business.  Notwithstanding any other provision in this Agreement, the Borrowers shall not be required to make payments hereunder free and clear of withholding or deduction of those taxes imposed by FATCA as in effect on the later of the date of this Agreement or the date an applicable Lender becomes a party to this Agreement, or to provide a gross-up or indemnity to such Lender for any such withholding or deduction, if such Lender fails to establish an exemption from withholding under such provisions.

(h)           The obligations of the Borrowers arising pursuant to this Section 2.17 shall survive the termination of the Commitments, the termination of this Agreement, the repayment of all Obligations and the resignation of the Administrative Agent.

2.18        Indemnity.  The Borrowers agree to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) a default by any Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after any Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) a default by any Borrower in making any prepayment of or conversion from Eurodollar Loans after any Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) for any reason (other than under Section 2.16(a)), the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such losses and expenses shall be equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any), over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to any Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.16(c), Section 2.16(d) or Section 2.17(a) with respect to such Lender, it will, if requested by the Borrowers, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided further that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.16(c), Section 2.16(d) or Section 2.17(a).

2.20        Substitution of Lenders.  Upon the receipt by the Borrowers of any of the following, with respect to any Lender (any such Lender described in clauses (a) through (c) below being referred to as an “Affected Lender” hereunder):

(a)           a request from a Lender for payment of indemnified taxes under Section 2.17, increased costs pursuant to Section 2.16(c) or Section 2.16(d), or the inability to make, maintain or fund Eurodollar Loans pursuant to Section 2.16(a);

(b)           a notice from the Administrative Agent under Section 10.1(b) that one or more Minority Lenders are unwilling to agree to an amendment or other modification approved by the Required Lenders and the Administrative Agent; or

(c)           notice from the Administrative Agent that a Lender is a Defaulting Lender;

then the Borrowers may, at their sole expense and effort, upon notice to the Administrative Agent and such Affected Lender:  (i) request that one or more of the other Lenders acquire and assume all or part of such Affected Lender’s Loans and Commitment; or (ii) designate a replacement lending institution (which shall be an Eligible Assignee) to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment (the replacing Lender or lender in (i) or (ii) being a “Replacement Lender”); provided, however, that the Borrowers shall be liable for the payment upon demand of all costs and other amounts arising under Section 2.18 that result from the acquisition of any Affected Lender’s Loan and/or Commitment (or any portion thereof) by a Lender or Replacement Lender, as the case may be, on a date other than the last day of the applicable Interest Period with respect to any Eurodollar Loans then outstanding; and provided further, that if the Borrowers elect to exercise such right with respect to any Affected Lender under clause (a) or (b) of this Section 2.20, then the Borrowers shall be obligated to replace all Affected Lenders under such clauses.  The Affected Lender replaced pursuant to this Section 2.20 shall be required to assign and delegate, without recourse, all of its interests, rights and obligations under this Agreement and the related Loan Documents to one or more Replacement Lenders that so agree to acquire and assume all or a ratable part of such Affected Lender’s Loans and Commitment upon payment to such Affected Lender of an amount (in the aggregate for all Replacement Lenders) equal to one hundred percent (100%) of the outstanding principal of the Affected Lender’s Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Replacement Lenders (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts, including amounts under Section 2.18 hereof).  Any such designation of a Replacement Lender shall be effected in accordance with, and subject to the terms and conditions of, the assignment provisions contained in Section 10.6 (with the assignment fee to be paid by the Borrowers in such instance, unless such fee is waived by the Administrative Agent), and, if such Replacement Lender is not already a Lender hereunder or an Affiliate of a Lender or an Approved Fund, shall be subject to the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld).  Notwithstanding the foregoing, an Affected Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

2.21        Defaulting Lenders.

(a)           Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.1 and in the definition of Required Lenders.

(ii)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8.2 or 8.3 or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.7), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the L/C Lenders or the Issuing Lender as a result of any judgment of a court of competent jurisdiction obtained by any L/C Lender or Issuing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or L/C Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans or L/C Advances were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Advances owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Advances owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  A Defaulting Lender (A) shall not be entitled to receive any fee pursuant to Section 2.7(a) for any period during which such Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (B) shall be limited in its right to receive letter of credit fees as provided in Section 3.3(d).

(iv)          Reallocation of Pro Rata Share to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 3.4 or in Swingline Loans pursuant to Section 2.5(c), the L/C Percentage of each non-Defaulting Lender of any such Letter of Credit and the Revolving Percentage of each non-Defaulting Lender of any such Swingline Loan, as the case may be, shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Event of Default has occurred and is continuing; and (B) the aggregate obligations of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender plus the aggregate amount of that Lender’s L/C Percentage of then outstanding Letters of Credit.

(b)           Defaulting Lender Cure.  If the Borrowers, the Administrative Agent and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their respective Revolving Percentages and L/C Percentages, as applicable (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

2.22        Notes.  If so requested by any Lender by written notice to the Borrowers (with a copy to the Administrative Agent), the Borrowers shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.

2.23        Joint and Several Liability of the Borrowers.

(a)           Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other the Borrowers to accept joint and several liability for the Obligations.

(b)           Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.23), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)           If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other the Borrowers will make such payment with respect to, or perform, such Obligation.

(d)           The Obligations of each Borrower under the provisions of this Section 2.23 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)           Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loans made or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or the Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Administrative Agent or the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Administrative Agent or the Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Administrative Agent or any Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.23 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.23 it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.23 shall not be discharged except by performance and then only to the extent of such performance.  Unless otherwise provided under this Agreement, the Obligations of each Borrower under this Section 2.23 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any

Borrower, the Administrative Agent or any Lender.

(f)            Each Borrower represents and warrants to the Administrative Agent and the Lenders that such Borrower is currently informed of the financial condition of the Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to the Administrative Agent and the Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of the other Borrower’s financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)           Each Borrower waives all rights and defenses arising out of an election of remedies by the Administrative Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Administrative Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower.

(h)           To the extent permitted by applicable law, each Borrower waives all rights and defenses that such Borrower may have to the extent that the Obligations are secured by real property at any time.  This means, among other things:

(i)            The Administrative Agent and the Lenders may collect from such Borrower without first foreclosing on any real or personal property Collateral pledged by the Borrowers.

(ii)           If the Administrative Agent or any Lender forecloses on any Collateral consisting of real property pledged by the Borrowers:

(A)          The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B)           The Administrative Agent and the Lenders may collect from such Borrower even if the Administrative Agent or the Lenders, by foreclosing on real property, has destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by real property.

(i)            The provisions of this Section 2.23 are made for the benefit of the Administrative Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them pursuant to the terms of this Agreement (including any requirements hereunder with respect to exercising remedies) from time to time against any or all the Borrowers as often as occasion therefor may arise and without requirement on the part of the Administrative Agent or any Lender, or any successor or assign thereof, first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.23 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied (other than inchoate indemnity obligations).  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.23 will forthwith be reinstated in effect, as though such payment had not been made.

(j)            Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Administrative Agent or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations (other than inchoate indemnity obligations) have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to the Administrative Agent or any Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations (other than inchoate indemnity obligations) and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.  Notwithstanding anything to the contrary contained in this Section 2.23, no Borrower shall exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and shall not proceed or seek recourse against or with respect to any property or asset of, any other Borrower (the “Foreclosed Borrower”), until the payment in full of the Obligations (other than in inchoate indemnity obligations).

(k)                     Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Administrative Agent, and such Borrower shall deliver any such amounts to the Administrative Agent for application to the Obligations in accordance with the terms of this Agreement.

2.24        Increase in Commitments.

(a)           Increases Generally.      Provided that no Default or Event of Default then exists or would arise therefrom, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may, on a one-time basis, request an increase in the Total Revolving Commitments by an amount not less than $10,000,000 and not exceeding $35,000,000 (the “Revolving Commitment Increase”).  At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Revolving Lenders).

(b)           Revolving Lender Elections to Increase.  Each Revolving Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving

Commitment and, if so, whether by an amount equal to, greater than, or less than its Revolving Percentage of such requested increase.  Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c)           Notification by Administrative Agent; Additional Revolving Commitment Lenders.  The Administrative Agent shall notify the Borrowers and each Revolving Lender of the Revolving Lenders’ responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Issuing Lender, and Swingline Lender (which approvals shall not be unreasonably withheld or delayed), to the extent that the existing Revolving Lenders decline to increase their Revolving Commitments, or decline to increase their Revolving Commitments to the amount requested by the Borrowers, the Administrative Agent, in consultation with the Borrowers, will use its commercially reasonable efforts to arrange for other Eligible Assignees or financial institutions acceptable to Borrowers to become a Revolving Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Total Revolving Commitments requested by the Borrowers and not accepted by the existing Revolving Lenders (each such Person issuing, or Revolving Lender increasing, its Revolving Commitment, an “Additional Revolving Commitment Lender”); provided, that (i) no Revolving Lender shall be obligated to provide a Revolving Commitment Increase as a result of any such request by the Borrowers, and (ii) without the consent of the Administrative Agent, at no time shall the Revolving Commitment of any Additional Revolving Commitment Lender be less than Five Million Dollars $5,000,000.

(d)           Effective Date and Allocations.  If the Total Revolving Commitments are increased in accordance with this Section 2.24, the Administrative Agent and the Borrowers shall determine the effective date (the “Revolving Commitment Increase Effective Date”) and the final allocation of such Revolving Commitment Increase.  The Administrative Agent shall promptly notify the Borrowers and the Revolving Lenders of the final allocation of such Revolving Commitment Increase and the Revolving Commitment Increase Effective Date and, on the Revolving Commitment Increase Effective Date, (i) the Total Revolving Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Revolving Commitment Increase, and (ii) Schedule 1.1A shall be deemed modified, without further action, to reflect the revised Revolving Commitments and Revolving Percentages of the Revolving Lenders.

(e)           Conditions to Effectiveness of Revolving Commitment Increase.  As a condition precedent to such Revolving Commitment Increase: (i) the Borrowers shall deliver to the Administrative Agent a certificate of the Borrowers dated as of the Revolving Commitment Increase Effective Date (in sufficient copies for each Revolving Lender), signed by a Responsible Officer of the Borrowers, (A) certifying and attaching the resolutions adopted by the Borrowers approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase, the representations and warranties contained in Section 4 and the other Loan Documents are true and correct in all material respects on and as of the Revolving Commitment Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date; (ii) the Borrowers, the Administrative Agent, and any Additional Revolving Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Administrative Agent and Borrowers shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Revolving Commitment Lenders, as the Borrowers and such Additional Revolving Commitment Lenders shall agree; (iv) the Borrowers shall, at the request of the Administrative Agent,  deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent and dated such date; (v) the Existing Term Loan shall have been paid in full in cash, including, without limitation, all accrued but unpaid interest thereof and any other fees and expenses related thereto (vi) the Borrowers shall have paid such arrangement fees to the Administrative Agent as provided for in the Fee Letter; (vii) to the extent requested by any Additional Revolving Commitment Lender, a Revolving Loan Note evidencing the Revolving Loans, will be issued at the Borrowers’ expense, to each such Additional Revolving Commitment Lender; (viii) the Borrowers and the Additional Revolving Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested; (ix) no Default exists; and (x) no Material Adverse Effect shall have occurred.  Any Additional Revolving Commitment Lender shall be considered a “Lender” hereunder and any Loans or Commitments provided by such Additional Revolving Commitment Lender shall be considered Loans or Commitments hereunder subject to the same rights, including with respect to the security granted under the Loan Documents by Borrowers, as any Loans and Commitments that were made or made available prior to such Loans or Commitments provided by such Additional Revolving Commitment Lender.

SECTION 3
LETTERS OF CREDIT

3.1          L/C Commitment.

(a)           Subject to the terms and conditions hereof, the Issuing Lender agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Letter of Credit Availability Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, the L/C Exposure would exceed either the Total L/C Commitment or the Available Revolving Commitment at such time.  Each Letter of Credit shall (i) be denominated in Dollars, or in the discretion of the Issuing Lender, a Foreign Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five (5) Business Days prior to the Letter of Credit Maturity Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).  The Dollar Equivalent of each Letter of Credit denominated in Foreign Currency shall be reported by the Issuing Bank to the Administrative Agent (unless the Administrative Agent is the Issuing Lender) promptly upon the issuance of such Letter of Credit and monthly within seven (7) Business Days prior to the end of each month (including the month of issuance).

(b)           The Issuing Lender shall not at any time be obligated to issue any Letter of Credit if:

(i)            such issuance would conflict with, or cause the Issuing Lender or any L/C Lender to exceed any limits imposed by, any applicable Requirement of Law;

(ii)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing, amending or reinstating such Letter of Credit, or any law, rule or regulation applicable to the Issuing Lender or any request, guideline or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance, amendment, renewal or reinstatement of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(iii)          the Issuing Lender has received written notice from any Lender, the Administrative Agent or the Borrowers, at least one (1) Business Day prior to the requested date of issuance, amendment, renewal or reinstatement of such Letter of Credit, that one or more of the applicable conditions contained in Section 5.2 shall not then be satisfied;

(iv)          any requested Letter of Credit is not in form and substance acceptable to the Issuing Lender, or the issuance, amendment or renewal of a Letter of Credit shall violate any applicable laws or regulations or any applicable policies of the Issuing Lender;

(v)           such Letter of Credit contains any provisions providing for automatic reinstatement of the stated amount after any drawing thereunder;

(vi)          except as otherwise agreed by the Administrative Agent and the Issuing Lender, such Letter of Credit is in an initial face amount less than $100,000; or

(vii)         any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral pursuant to Section 3.10, satisfactory to the Issuing Lender (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.21(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Exposure as to which the Issuing Lender has actual Fronting Exposure.

3.2          Procedure for Issuance of Letters of Credit.  The Borrowers may from time to time request that the Issuing Lender issue a Letter of Credit for the account of a Borrower by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request.  Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and such Borrower.  The Issuing Lender shall furnish a copy of such Letter of Credit to such Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

3.3          Fees and Other Charges.

(a)           The Borrowers agree to pay, with respect to each Existing Letter of Credit and each] outstanding Letter of Credit issued for the account of (or at the request of) any Borrower, (i) following the occurrence of the Revolving Commitment Increase Effective Date, a fronting fee in amount per annum to be mutually agreed upon by the Administrative Agent and the Borrowers, on the drawable amount of such Letter of Credit to the Issuing Lender, and (ii) a fee of two and one-quarter percent (2.25%) per annum (during a Liquidity Event, two and three-quarters percent (2.75%) per annum) on the drawable amount of such Letter of Credit to the Administrative Agent for the ratable account of the L/C Lenders (determined in accordance with their respective L/C Percentages), in each case payable quarterly in arrears on the last Business Day of March, June, September and December of each year and on the Letter of Credit Maturity Date (each, an “L/C Fee Payment Date”) after the issuance date of such Letter of Credit, as well as the Issuing Lender’s standard and reasonable fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) the Borrowers or processing of drawings thereunder (the fees in this clause (ii), collectively, the “Issuing Lender Fees”).  All Issuing Lender Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)           In addition to the foregoing fees, the Borrowers shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(c)           The Borrowers shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to any requested Letter of Credit issuance, amendment or renewal, including any L/C-Related Documents, as the Issuing Lender or the Administrative Agent may require.  This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(d)           Any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 3.10 shall be payable, to the maximum extent permitted by applicable law, to the other L/C Lenders in accordance with the upward adjustments in their respective L/C Percentages allocable to such Letter of Credit pursuant to Section 2.21(a)(iv), with the balance of such fee, if any, payable to the Issuing Lender for its own account.

(e)           At any time that an Event of Default exists, the amount of the Issuing Lender Fees set forth in clause (a) (ii) shall be increased by adding two percent (2.00%) per annum thereto.

3.4          L/C Participations; Existing Letters of Credit.

(a)           L/C Participations.  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Lender, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Lender’s own account and risk an undivided interest equal to such L/C Lender’s L/C Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Lender agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrowers pursuant to Section 3.5(a), such L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each L/C Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Lender may have against the Issuing Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5.2, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, any other Loan Party or any other L/C Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(b)           Existing Letters of Credit.  On and after the Closing Date, the Existing Letters of Credit shall be deemed for all purposes, including for purposes of the fees to be collected pursuant to Sections 3.3(a) and (b), reimbursement of costs and expenses to the extent provided herein and for purposes of being secured by the Collateral, a Letter of Credit outstanding under this Agreement and entitled to the benefits of this Agreement and the other Loan Documents, and shall be governed by the applications and agreements pertaining thereto and by this Agreement (which shall control in the event of a conflict).  On and after the Closing Date, the Existing Letters of Credit shall be governed by the terms of this Agreement and the applicable L/C Related Documents.

3.5          Reimbursement.

(a)           If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Issuing Lender shall notify the Borrowers and the Administrative Agent thereof and the Borrowers shall pay or cause to be paid to the Issuing Lender an amount equal to the entire amount of such L/C Disbursement not later than the immediately following Business Day if Borrowers receive notice of such L/C Disbursement in respect of a Letter of Credit by 10:00 A.M. Pacific time on the date of such L/C Disbursement.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.

(b)           If the Issuing Lender shall not have received from the Borrowers the payment that it is required to make pursuant to Section 3.5(a) with respect to a Letter of Credit within the time specified in such Section, the Issuing Lender will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each L/C Lender of such L/C Disbursement and its L/C Percentage thereof, and each L/C Lender shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Lender’s L/C Percentage of such L/C Disbursement (and the Administrative Agent may apply Cash Collateral provided for this purpose); upon such payment pursuant to this paragraph to reimburse the Issuing Lender for any L/C Disbursement, the Borrowers shall be required to reimburse the L/C Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Revolving Loans that are ABR Loans plus two percent (2.00%) per annum) on demand; provided that if at the time of and after giving effect to such payment by the L/C Lenders, the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied, the Borrowers may, by written notice to the Administrative Agent certifying that such conditions are satisfied and that all interest owing under this paragraph has been paid, request that such payments by the L/C Lenders be converted into Revolving Loans (a “Revolving Loan Conversion”), in which case, if such conditions are in fact satisfied, the L/C Lenders shall be deemed to have extended, and the Borrowers shall be deemed to have accepted, a Revolving Loan in the aggregate principal amount of such payment without further action on the part of any party, and the Total L/C Commitments shall be permanently reduced by such amount; any amount so paid pursuant to this paragraph shall, on and after the payment date thereof, be deemed to be Revolving Loans for all purposes hereunder; provided that the Issuing Lender, at its option, may effectuate a Revolving Loan Conversion regardless of whether the conditions to borrowings and Revolving Loan Conversions set forth in Section 5.2 are satisfied.

3.6          Obligations Absolute.  The Borrowers’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrowers may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and each Borrower’s obligations hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender.  Each Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrowers and shall not result in any liability of the Issuing Lender to the Borrowers.

In addition to amounts payable as elsewhere provided in the Agreement, each Borrower hereby agrees to pay and to protect, indemnify, and save Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit, or (B) the failure of Issuing Lender or of any L/C Lender to honor a demand for payment under any Letter of Credit thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Issuing Lender or such L/C Lender (as finally determined by a court of competent jurisdiction).

3.7          Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrowers and the Administrative Agent of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8          Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9          Interim Interest.  If the Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, then, unless either a Borrower shall have reimbursed such L/C Disbursement in full within the time period specified in Section 3.5(a) or the L/C Lenders shall have reimbursed such L/C Disbursement in full on such date as provided in Section 3.5(b), in each case the unpaid amount thereof shall bear interest for the account of the Issuing Lender, for each day from and including the date of such L/C Disbursement to but excluding the earlier of the date of payment by such Borrower, at the rate per annum that would apply to such amount if such amount were a Revolving Loan that is an ABR Loan; provided that the provisions of Section 2.12(c) shall be applicable to any such amounts not paid when due.

3.10        Cash Collateral.

(a)           Certain Credit Support Events.  Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance by all the L/C Lenders that is not reimbursed by the Borrowers or converted into a Revolving Loan pursuant to Section 3.5(b), or (ii) if, as of the Letter of Credit Maturity Date, any L/C Exposure for any reason remains outstanding, the Borrowers shall, in each case, Cash Collateralize on the next Business Day the then effective amount of all L/C Exposure.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the Issuing Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.  The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the L/C Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.10(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.10, Section 2.21 or otherwise in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (A) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default, and (B) the Person providing Cash Collateral and the Issuing Lender may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

3.11        Additional Issuing Lenders.  The Borrowers may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement.  Any Lender designated as an issuing bank pursuant to this paragraph shall be deemed to be an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender and such Lender.

3.12        Resignation of the Issuing Lender.  The Issuing Lender may resign at any time by giving at least thirty (30) days’ prior written notice to the Administrative Agent, the Lenders and the Borrowers.  Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Lender hereunder by a Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring

Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it.  At the time such resignation shall become effective, the Borrowers shall pay all accrued and unpaid fees pursuant to Section 3.3.  The acceptance of any appointment as the Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrowers and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require.  After the resignation of the Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to (and only to the extent of) any outstanding Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

3.13        Applicability of UCP and ISP.  Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued and subject to applicable laws, the Letters of Credit shall be governed by and subject to (a) with respect to standby Letters of Credit, the rules of the ISP, and (b) with respect to commercial Letters of Credit, the rules of the Uniform Customs and Practice for Documentary Credits, as published in its most recent version by the International Chamber of Commerce on the date any commercial Letter of Credit is issued.

SECTION 4
REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue the Letters of Credit, the Borrowers hereby jointly and severally represent and warrant to the Administrative Agent and each Lender, as to themselves and each of their respective Subsidiaries, that:

4.1          Financial Condition.  The audited consolidated balance sheets of the A123 as of December 31, 2009, and December 31, 2010, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, present fairly in all material respects the consolidated financial condition of the Borrowers and their respective Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  The unaudited consolidated balance sheet of the Borrowers and their respective Subsidiaries as at June 30, 2011, and the related unaudited consolidated statements of income and cash flows for the six (6) period ended on such date, present fairly in all material respects the consolidated financial condition of Borrowers and their respective Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the three-month period then ended (subject to normal year-end audit adjustments).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  No Group Member has, as of the Closing Date, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph or otherwise disclosed to the Administrative Agent.

4.2                               No Change.  Since June 30, 2011, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3                               Existence; Compliance with Law.  Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction, in each case where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect and (d) is in material compliance with all Requirements of Law except in such instances in which (i) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted and the prosecution of such contest would not reasonably be expected to result in a Material Adverse Effect, or (ii) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.4                               Power, Authorization; Enforceable Obligations.  Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the extensions of credit on the terms and conditions of this Agreement.  No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices described in Schedule 4.4, which Governmental Approvals, consents, authorizations, filings and notices have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) Governmental Approvals described in Schedule 4.4.  Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto.  This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5                               No Legal Bar.  The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law (except as set forth in Schedule 4.5) or any material Contractual Obligation of any Group Member and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).  The absence of obtaining the Governmental Approvals described in Schedule 4.5 and the violations of Requirements of Law referenced in Schedule 4.5 shall not have a material adverse effect on any rights of the Lenders, the Administrative Agent pursuant to the Loan Documents.

4.6                               Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7                               No Default.  No Group Member is in default under or with respect to any of its

Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing, nor shall either result from the making of a requested Credit Extension.

4.8                               Ownership of Property; Liens; Investments.  Each Group Member has title in fee simple to, or a valid leasehold interest in, all of its real property, and good title to, or a valid leasehold interest in, all of its other property, and none of such property is subject to any Lien except as permitted by Section 7.3.  No Loan Party owns any Investment except as permitted by Section 7.7.  Section 10 of the Collateral Information Certificate sets forth a complete and accurate list of all real property owned by each Loan Party as of the date hereof, if any.  Section 11 of the Collateral Information Certificate sets forth a complete and accurate list of all leases of real property where Collateral in excess of Two Hundred Fifty Thousand Dollars ($250,000) under which any Loan Party is the lessee as of the date hereof.

4.9                               Intellectual Property.  Each Group Member owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted.  No claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any material Intellectual Property or the validity or effectiveness of any Group Member’s Intellectual Property, nor does any Borrower know of any valid basis for any such claim, unless such claim could not reasonably be expected to have a Material Adverse Effect.  The use of Intellectual Property by each Group Member, and the conduct of such Group Member’s business, as currently conducted, does not infringe on or otherwise violate the rights of any Person, unless such infringement could not reasonably be expected to have a Material Adverse Effect, and there are no claims pending or, to the knowledge of the Borrowers, threatened to such effect.

4.10                        Taxes.  Each Group Member has filed or caused to be filed all Federal, material state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of the Borrowers, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11                        Federal Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12                        Labor Matters.  Except as, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrowers, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

4.13                        ERISA.  Schedule 4.13 is a complete and accurate list of all (i) Pension Plans, (ii) Multiemployer Plans, (iii) Qualified Plans and (iv) material Plans maintained or sponsored by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes as of the Closing Date. Except as would not reasonably be expected to result in a material liability:

(a)                                  each Borrower and its ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA with respect to each Plan, and have performed all their obligations under each Plan;

(b)                                 no ERISA Event has occurred or is reasonably expected to occur;

(c)                                  the Borrower and each of its ERISA Affiliates have met all applicable requirements under the ERISA Funding Rules with respect to each Pension Plan, and no waiver of the minimum funding standards under the ERISA Funding Rules has been applied for or obtained;

(d)                                 as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and neither the Borrowers nor any of their respective ERISA Affiliates knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage to fall below sixty percent (60%) as of the most recent valuation date;

(e)                                  except to the extent required under Section 4980B of the Code, or as described on Schedule 4.13, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower or any of its ERISA Affiliates;

(f)                                    as of the most recent valuation date for any Pension Plan, the amount of outstanding benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $100,000.

(g)                                 the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code;

(h)                                 all liabilities under each Qualified Plan are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plans, (ii) insured with a reputable insurance company, (iii) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto or (iv) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and

(i)                                     (i) no Borrower is or will be a “plan” within the meaning of Section 4975(e) of the Code; (ii) no assets of any Borrower do or will constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) no Borrower is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with any Borrower are not and will not be subject to state statutes applicable to such Borrower regulating investments of fiduciaries with respect to governmental plans.

4.14                        Investment Company Act; Other Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the

Investment Company Act of 1940, as amended.  Except as set forth in Schedule 4.5, no Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.  No Loan Party is subject to regulation under the Public Utility Holding Company Act of 2005 or the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

4.15                        Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrowers in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of organization of each Subsidiary of the Borrowers and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party, and (b) other than as disclosed on Schedule 4.15, there are no outstanding subscriptions, options (excluding all options issued by any Borrower pursuant to a board of directors’ approved option plan), warrants, calls, rights or other agreements or commitments (other than directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrowers or any of their respective Subsidiary.

4.16                        Use of Proceeds.  The proceeds of the Loans and the Letters of Credit shall be used (i) on the Closing Date to refinance the obligations of the Borrower outstanding under the Original Credit Agreement (other than the Existing Term Loan) and to pay related fees and expenses; and (ii) thereafter, for ongoing working capital and general corporate purposes.

4.17                        Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)                                  Except as disclosed on Schedule 4.17, the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or have constituted a violation of, or could give rise to liability under, any Environmental Law;

(b)               no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor do the Borrowers have knowledge or reason to believe that any such notice will be received or is being threatened;

(c)                                  no Group Member has transported or disposed of Materials of Environmental Concern from the Properties in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor has any Group Member generated, treated, stored or disposed of Materials of Environmental Concern at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d)                                 no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrowers, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e)                                  there has been no release or threat of release of Materials of Environmental Concern at or from the Properties arising from or related to the operations of any Group Member or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws;

(f)                                    the Properties and all operations of the Group Members at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and except as set forth on Schedule 4.17, to the knowledge of the Borrowers, there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g)                                 no Group Member has assumed any liability of any other Person under Environmental Laws.

4.18                        Accuracy of Information, etc.  No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading.  The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by the Borrowers to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19                        Security Documents.

(a)                                  The Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Collateral Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(4) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral constituting personal property described in the Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) in appropriate form are filed in the offices specified on Schedule 4.19(a), the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).  As of the Closing Date, neither any of the Borrowers nor any Subsidiary that is a limited liability company or partnership has any Capital Stock that is a Certificated Security.

(b)                                 Each of the Mortgages delivered after the Closing Date will be, upon execution, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person.

4.20                        Solvency.  Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

4.21                        Regulation H.  No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has not been made available under the National Flood Insurance Act of 1968.

4.22                        Designated Senior Indebtedness.  The Loan Documents and all of the Obligations have been deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any other Indebtedness of the Loan Parties.

4.23                        Insurance.  All insurance maintained by the Loan Parties is in full force and effect, all premiums have been duly paid, no Loan Party has received notice of violation or cancellation thereof, and there exists no default under any material requirement of such insurance.  Each Loan Party maintains insurance with financially sound and reputable insurance companies insurance on all its property (and also with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

4.24                        No Casualty.  No Loan Party has received any notice of, nor does any Loan Party have any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.

4.25                        Accounts Receivable.

(a)                                  To the extent any Account is designated in any Borrowing Base Certificate as an “Eligible Account”, such Account constitutes an Eligible Account as of the date of such Borrowing Base Certificate.

(b)                                 All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of the Borrower’s books and records are genuine and in all respects what they purport to be.  All sales and other transactions underlying or giving rise to each Account shall comply in all material respects with all applicable laws and governmental rules and regulations.  To the best of the Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

4.26                        Capitalization.  Schedule 4.27 sets forth the beneficial ownership of all Capital Stock of the Borrowers and their respective Subsidiaries, and the amount of Capital Stock held by each such owner, as of the Closing Date.

SECTION 5
CONDITIONS PRECEDENT

5.1                               Conditions to Initial Extension of Credit.  The effectiveness of this Agreement and the obligation of each Lender to make its initial extension of credit hereunder shall be subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a)                                  Loan Documents.  The Administrative Agent shall have received each of the following, each of which shall be in form and substance satisfactory to the Administrative Agent:

(i)                                   this Agreement, executed and delivered by the Administrative Agent, the Borrowers and each Lender listed on Schedule 1.1A;

(ii)                                the Collateral Information Certificate(s), executed by a Responsible Officer;

(iii)                             a Revolving Loan Note executed by the Borrowers in favor of the Lenders;

(iv)                            a Swingline Loan Note executed by the Borrower in favor of the Lenders;

(v)                               the Collateral Agreement, executed and delivered by each Grantor named therein;

(vi)                            the Deposit Account Control Agreement, executed by the Borrowers, SVB and the Administrative Agent, as applicable; and

(vii)                         each other Security Document, executed and delivered by the applicable Loan Party party thereto.

(b)                                 Projections.   The Administrative Agent shall have received on or before such date, forecasts prepared by management of the Borrowers, in form and substance satisfactory to the Lenders, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter during the term of this Agreement, in each case giving effect to the consummation of the Facility.

(c)                                  Approvals.  Except for the Governmental Approvals described in Schedule 4.4, all Governmental Approvals and consents and approvals of, or notices to, any other Person (including the holders of any Capital Stock issued by any Loan Party) required in connection with the execution and performance of the Loan Documents and the consummation of the transactions contemplated hereby, shall have been obtained and be in full force and effect.  The absence of obtaining the Governmental Approvals described in Schedule 4.5 shall not have an adverse effect on any rights of the Lenders, the Administrative Agent pursuant to the Loan Documents or an adverse effect on the Group Members with regard to their continuing operations or operations as expected to result from consummation of the transaction contemplated hereby.

(d)                                Secretary’s Certificates; Certified Certificate of Organization; Good Standing Certificates.  The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date and executed by the Secretary or equivalent officer of such Loan Party, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation or other similar organizational document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party, the bylaws or other similar organizational document of each Loan Party and the relevant board resolutions or written consents of each Loan Party, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization, together with certificates of foreign qualification from each jurisdiction in which each Loan Party is so qualified, each dated as of a date no more than thirty (30) days prior to the Closing Date.

(e)                                  Patriot Act.  The Administrative Agent shall have received, prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(f)                                    Due Diligence Investigation.  The Administrative Agent shall have completed a due diligence investigation of the Borrowers and their respective Subsidiaries in scope, and with results, satisfactory to the Administrative Agent and shall have been given such access to the management, records, books of account, contracts and properties of the Borrowers and their respective Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as it shall have requested.

(g)                                 Reports.  The Administrative Agent shall have received, in form and substance satisfactory to it, all asset appraisals, field audits, and such other reports and certifications, as it has reasonably requested.

(h)                                 Collateral Matters.

(i)                                     Lien Searches.  The Administrative Agent shall have received the results of recent lien searches in each of the jurisdictions where any of the Loan Parties is formed or organized, and such searches shall reveal no liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3, Liens to be discharged on or prior to the Closing Date, if any, or Liens securing obligations of the Group Members under the Existing Credit Agreement, which Liens shall be discharged substantially contemporaneously with the Closing Date pursuant to the documentation satisfactory to the Administrative Agent.

(ii)                                  Intellectual Property Searches.  The Administrative Agent shall have received the results of recent intellectual property searches (including searches with the United States Patent and Trademark Office and Copyright Office) with respect to each of the Borrowers, with the results of such searches to be satisfactory to the Administrative Agent.

(iii)                               [Reserved].

(iv)                              Filings, Registrations, Recordings, Agreements, Etc.   Each document (including any UCC financing statements) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create in favor of the Administrative Agent (for the ratable benefit of the Secured Parties), a perfected Lien on the Collateral described therein, prior and superior in right and priority to any Lien in the Collateral held by any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall have been executed and delivered to the Administrative Agent or, as applicable, be in proper form for filing, registration or recordation.

(i)                                     Insurance.  The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.6 hereof and Section 5.2(b) of the Collateral Agreement, under which the Administrative Agent is named as beneficiary or is assigned rights to such claims, in each case (i) and (ii), in form and substance satisfactory to the Administrative Agent.

(j)                                     Fees and Expenses.  The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date (including pursuant to the Fee Letter), and all reasonable and documented fees and expenses for which invoices have been presented (including the reasonable and documented fees and expenses of legal counsel to the Administrative Agent) for payment on or before the Closing Date.  All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(k)                                  Legal Opinions.  The Administrative Agent shall have received the executed legal opinion of Latham & Watkins LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.  Such legal opinions shall cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(l)                                     Borrowing Notices.  The Administrative Agent shall have received, in respect of any Revolving Loans to be made on the Closing Date, a completed Notice of Borrowing executed by the Borrower and otherwise complying with the requirements of Section 2.3.

(m)                               Solvency Certificate.  The Administrative Agent shall have received a solvency certificate from the chief financial officer or treasurer of the Borrowers, substantially in the form of Exhibit D, certifying that each of the Loan Parties, after giving effect to the transactions contemplated hereby (including the making of the initial Extensions of Credit on the Closing Date), is Solvent.

(n)                                 No Material Adverse Effect.  There shall not have occurred since June 30, 2011 any event or condition that has had or could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(o)                                 No Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Group Member, threatened, that could reasonably be expected to have a Material Adverse Effect.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent (or made available) by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and either such objection shall not have been withdrawn by notice to the Administrative Agent to that effect on or prior to the Closing Date or, if any extension of credit on the Closing Date has been requested, such Lender shall not have made available to the Administrative Agent on or prior to the Closing Date such Lender’s Revolving Percentage of such requested extension of credit.

5.2                               Conditions to Each Extension of Credit.  The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a)                                  Representations and Warranties.  Each of the representations and warranties made by each Loan Party in or pursuant to any Loan Document (i) that is qualified by materiality shall be true and correct, and (ii) that is not qualified by materiality, shall be true and correct in all material respects, in each case, on and as of such date as if made on and as of such date, except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall have been true and correct in all material respects as of such earlier date.

(b)                                 Transaction Report.  The Borrowers shall have delivered to the Administrative Agent a duly executed original Transaction Report reflecting information concerning the Borrowing Base as of a date not more than three (3) days prior to the requested Borrowing Date.

(c)                                  Availability.  With respect to any requests for any Revolving Extensions of Credit, after giving effect to such Revolving Extension of Credit, the availability and borrowing limitations specified in Section 2.2 shall be complied with.

(d)                                 Notices of Borrowing.  The Administrative Agent shall have received a Notice of Borrowing in connection with any such request for extension of credit which complies with the requirements hereof.

(e)                                  No Default.  No Default or Event of Default shall have occurred as of or on such date or after giving effect to the extensions of credit requested to be made on such date.

(f)                                    No Material Adverse Effect.  There shall not have occurred any event of condition that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrowers hereunder and each Revolving Loan Conversion shall constitute a representation and warranty by the Borrowers as of the date of such extension of credit or Revolving Loan Conversion as applicable, that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6
AFFIRMATIVE COVENANTS

The Borrowers hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than inchoate indemnification obligations and other than obligations under or in respect of Specified Swap Agreements, to the extent no default or termination event shall have occurred and be continuing thereunder) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full or otherwise Cash Collateralized to the satisfaction of the Administrative Agent and the Issuing Lender, each of the Borrowers shall, and, where applicable, shall cause each of its Subsidiaries to:

6.1                               Financial Statements.  Furnish to the Administrative Agent, with sufficient copies for distribution to each Lender:

(a)                                  as soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of the Borrowers (or, if earlier, five (5) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), a copy of the audited consolidated and consolidating balance sheet of A123 and their consolidated Subsidiaries as at the end of such year and the related audited consolidated and consolidating statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing and reasonably acceptable to the Administrative Agent;

(b)                                 as soon as available, but in any event not later than forty-five (45) days after the end of each month occurring during each fiscal year of the Borrowers (or, if earlier, five (5) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), the unaudited consolidated and consolidating balance sheet of the Borrowers and theirs consolidated Subsidiaries as at the end of such month and the related unaudited consolidated and consolidating statements of income and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

6.2                               Certificates; Reports; Other Information.  Furnish (or, in the case of clause (a), use commercially reasonable efforts to furnish) to the Administrative Agent, for distribution to each Lender (or, in the case of clause (k), to the relevant Lender):

(a)                                  concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b)                                 monthly, as soon as available, and in any event no later than thirty (30) days after the end of each month, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by each Group Member with the provisions of this Agreement referred to therein as of the last day of the month or fiscal year of the Borrowers, as the case may be, and to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any material Intellectual Property issued to or acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (b) (or, in the case of the first such report so delivered, since the Closing Date);

(c)                                  as soon as available, and in any event no later than forty-five (45) days after the end of each fiscal year of the Borrowers, and as approved, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrowers and their Subsidiaries as of the end of each fiscal quarter of such fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”);

which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d)                                 promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof (other than routine comment letters from the staff of the SEC relating to the Borrower’s filings with the SEC);

(e)                                  within five (5) days after the same are sent, copies of each annual report, proxy or financial statement or other material report that the Borrowers send to the holders of any class of the Borrower’s debt securities or public equity securities and, within five (5) days after the same are filed, copies of all annual, regular, periodic and special reports and registration statements which the Borrowers may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and not otherwise required to be delivered to the Administrative Agent pursuant hereto, it being understood that posting of a link on Borrower’s or another’s website on the Internet to such annual, regular, periodic and special reports and registration statements shall satisfy the delivery requirements hereunder;

(f)                                    upon request by the Administrative Agent, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of the Group Members;

(g)                                 (i) monthly, within fifteen (15) days after the end of each month, and (ii) prior to any borrowing of Revolving Loans, a Transaction Report, accompanied by such supporting detail and documentation as shall be requested by the Administrative Agent in its reasonable discretion; provided that, upon the occurrence and during the continuance of any Liquidity Event, such Transaction Report shall be delivered bi-weekly, within five (5) days after the end of the applicable week, and upon each request for a Revolving Loan;

(h)                                 as soon as available, but in any event not later than thirty (30) days after the end of each month, (i) accounts receivable agings, aged by invoice date, (ii) accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, (iii) reconciliations of accounts receivable agings (aged by invoice date), transactions reports and general ledger, (iv) monthly perpetual inventory reports for Inventory valued on a first-in, first-out basis at the lower of cost or market (in accordance with GAAP) or such other inventory reports as are requested by the Administrative Agent in its good faith business judgment, and (v) monthly booking reports in form and substance satisfactory to the Administrative Agent; and

(i)                                     promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3                               Accounts Receivable.

(a)                                  Schedules and Documents Relating to Accounts.  The Borrowers shall deliver to the Administrative Agent transaction reports and schedules of collections, as provided in Section 6.2, on the Administrative Agent’s standard forms.  If reasonably requested by the Administrative Agent, the Borrowers shall furnish the Administrative Agent with copies of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts.  In addition, the Borrowers shall deliver to the Administrative Agent, on its reasonable request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.  Nothing in this paragraph shall obligate Borrowers to deliver any item that is confidential and cannot be disclosed to the Administrative Agent or any Lender;

(b)                                 Disputes.  The Borrowers shall promptly notify the Administrative Agent of all disputes or claims relating to Accounts which allege or involve an amount in excess of $250,000.  The Borrowers may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing at any time so long as (i) the Borrowers do so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to the Administrative Agent in the regular reports provided to the Administrative Agent; (ii) no Default or Event of Default has occurred and is continuing at such time; and (iii) after taking into account all such discounts, settlements and forgiveness, the aggregate amount of aggregate Revolving Extensions of Credit then outstanding will not exceed the Available Revolving Commitments in effect at such time.

(c)                                  Collection of Accounts.  The Borrowers shall hold all payments on, and proceeds of, its Accounts in trust for the Administrative Agent and shall immediately deliver all such payments and proceeds to the Administrative Agent in their original form, duly endorsed.  All proceeds of such Accounts shall be deposited by the Borrowers and/or the applicable Account Debtors into one or more lockbox accounts, or such other “blocked accounts” as the Administrative Agent may specify, in each case pursuant to a blocked account agreement in such form as the Administrative Agent may specify in its good faith business judgment.  Any such amounts actually paid to or collected by the Administrative Agent pursuant to this Section 6.3(c) shall be applied by the Administrative Agent, (x) at any time during the existence of a Liquidity Event when no Default or Event of Default has occurred and is continuing, to the Revolving Loans then outstanding in accordance with Section 2.15(k) and (y) at any time during which a Default or an Event of Default has occurred and is continuing, as otherwise provided by the terms of this Agreement (provided, that if (X) no Liquidity Event then exists; and (Y) no Event of Default then exists, such payments and collections shall be transferred to an account of Borrower specified by Borrower, maintained at SVB).   To the extent that (A) any amount of such payments or collections remains after the application by the Administrative Agent thereof to the payment in full of the Revolving Loans then outstanding, (B) no Liquidity Event then exists, (C) no Event of Default then exists, (D) such remaining amount is not otherwise required to be applied to the Obligations pursuant to any other Section of this Agreement, and (E) the Required Lenders have not otherwise requested that such remaining amount be applied to the Obligations then outstanding, then such remaining amount shall be returned by the Administrative Agent to the Borrowers;

(d)                                 Returns.  Upon the request of the Administrative Agent, the Borrowers shall promptly provide the Administrative Agent with an Inventory return history;

(e)                                  Verification.  During the continuance of an Event of Default, the Administrative Agent may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts;

(f)                                    No Liability.  The Administrative Agent shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall the Administrative Agent be deemed to be responsible for any Borrower’s obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve the Administrative Agent from liability for its own (or its representatives’) gross negligence or willful misconduct.

6.4                               Payment of Obligations.  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

6.5                               Maintenance of Existence; Compliance.  (a)(i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations (including with respect to leasehold interests of the Borrowers) and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals, and any term, condition, rule, filing or fee obligation, or other requirement related thereto, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, the Borrowers shall, and shall cause each of its ERISA Affiliates to: (1) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code or other Federal or state law; (2) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the Code; (3) make all required contributions to any Plan; (4) not become a party to any Multiemployer Plan; (5) ensure that all liabilities under each Plan are either (x) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Plan; (y) insured with a reputable insurance company; or (z) provided for or recognized in the financial statements most recently delivered to the Administrative Agent and the Lenders pursuant hereto; and (6) ensure that the contributions or premium payments to or in respect of each Plan are and continue to be promptly paid at no less than the rates required under the rules of such Plan and in accordance with the most recent actuarial advice received in relation to such Plan and applicable law.

6.6                               Maintenance of Property; Insurance.  (a)  Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property (and also with respect to its foreign receivables) in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.7                               Inspection of Property; Books and Records; Discussions.  Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities consistent with past practice, and (b) permit representatives and independent contractors of the Administrative Agentto visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers, directors and employees of the Group Members and with their independent certified public accountants; provided that no such visit shall be permitted more than once per year unless an Event of Default exists.

6.8                               Notices.  Give prompt written notice to each of the Administrative Agent and each Lender of:

(a)                                  the occurrence of any Default or Event of Default;

(b)                                 any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, could reasonably be expected to have a Material Adverse Effect;

(c)                                  any litigation or proceeding affecting any Group Member (i) in which the amount involved is $250,000 or more and not covered by insurance, or (ii) in which injunctive or similar relief is sought against any Group Member which could reasonably be expected to have a Material Adverse Effect, or (iii) which relates to any Loan Document;

(d)                                 promptly after any Borrower has knowledge or becomes aware of the occurrence of any of the following ERISA Events affecting such Borrower or any ERISA Affiliate (but in no event more than ten days after such event), the occurrence of any of the following ERISA Events, and shall provide the Administrative Agent with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to such Borrower or any ERISA Affiliate with respect to such event:  (i) an ERISA Event, (ii) the adoption of any new Pension Plan by such Borrower or any ERISA Affiliate, (iii) the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), or (iv) the commencement of contributions by such Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the Code; and

(e)                                  (i) promptly after the giving, sending or filing thereof, or the receipt thereof, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Borrower or any of its ERISA Affiliates with the IRS with respect to each Pension Plan, (B) all notices received by such Borrower or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event, and (C) copies of such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request; and (ii) without limiting the generality of the foregoing, such certifications or other evidence of compliance with the provisions of Sections 4.13 and 7.8 as any Lender (through the Administrative Agent) may from time to time reasonably request;

(f)                                    any material change in accounting policies or financial reporting practices by any Loan Party;

(g)                                 the occurrence of a Liquidity Event; and

(h)                                 any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.8 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

6.9                               Environmental Laws.

(a)                                  Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b)                                 Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.10                        Operating Accounts.  Maintain the Borrowers’ and their Subsidiaries’ primary depository and operating accounts and securities accounts with SVB or with SVB’s Affiliates, which accounts shall represent at least                               fifty percent (50%) of the dollar value of the Borrowers’ and their Subsidiaries’ accounts at all financial institutions worldwide.

6.11                        Audits.  At reasonable times, on one (1) Business Day’s notice (provided that no notice is required if an Event of Default has occurred and is continuing), the Administrative Agent, or its agents, shall have the right to inspect the Collateral and the right to audit and copy any and all of any Loan Party’s books and records including ledgers, federal and state tax returns, records regarding assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.  The foregoing inspections and audits shall be at the Borrowers’ expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent the Administrative Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses.  Such inspections and audits shall not be undertaken more frequently than once per year, unless an Event of Default has occurred and is continuing.

6.12                        Additional Collateral, etc.

(a)                                  With respect to any property (to the extent included in the definition of Collateral and not constituting Excluded Assets) acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, and (y) any property subject to a Lien expressly permitted by Section 7.3) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (and in any event within three (3) Business Days) (i) execute and deliver to the Administrative Agent such amendments to the Collateral Agreement or such other documents as the Administrative Agent deems reasonably necessary or advisable to evidence that such Loan Party is a Guarantor and to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority (except as expressly permitted by Section 7.3) security interest and Lien in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Agreement or by law or as may be requested by the Administrative Agent; provided, that notwithstanding the foregoing, Borrowers shall not be required to perfect Administrative Agent’s security interest under any foreign law with respect to any Collateral located outside the United States that is not material to the Lenders if the cost of delivering or perfecting the Lien in such Collateral exceeds the benefit to the Lenders, as determined by the Administrative Agent in its reasonable discretion.

(b)                                 With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $2,500,000 acquired after the Closing Date by any Loan Party (other than any such real property subject to a Lien expressly permitted by Section 7.3), promptly, to the extent requested by the Administrative Agent, (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c)                                  With respect to any new direct or indirect Domestic Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Domestic Subsidiary that is owned directly or indirectly by such Loan Party, and (ii) cause such new Domestic Subsidiary (A) to become a party to the Collateral Agreement, (B) to take such actions as are necessary or advisable in the opinion of the Administrative Agent to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Collateral Agreement, with respect to such new Domestic Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Domestic Subsidiary, in a form reasonably satisfactory to the Administrative Agent, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d)                                 With respect to any new First Tier Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Collateral Agreement, as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new First Tier Foreign Subsidiary that is owned by any such Loan Party (provided that in no event shall more than sixty-six percent (66%) of the total outstanding voting Capital Stock of any such new First Tier Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(e)                                  At the request of the Administrative Agent, each Loan Party shall use commercially reasonable efforts to obtain a landlord’s agreement or bailee letter, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral in excess of $500,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent.  With respect to such locations or warehouse space leased or owned as of the Closing Date and thereafter, if the Administrative Agent has not received a landlord or mortgagee agreement or bailee letter as of the Closing Date (or, if later, as of the date such location is acquired or leased), the Eligible Inventory at that location shall, in the Administrative Agent’s discretion, be excluded from the Borrowing Base or be subject to such Reserves as may be established by the Administrative Agent in its reasonable credit judgment.  After the Closing Date, no real property or warehouse space shall be leased by any Loan Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date, without the prior written consent of the Administrative Agent (which consent, in the Administrative Agent’s discretion, may be conditioned upon the exclusion from the Borrowing Base of Inventory at that location or the establishment of Reserves acceptable to the Administrative Agent) or unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location.  Each Loan Party shall pay and perform its material obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.

6.13                        Use of Proceeds.  Use the proceeds of each Credit Extension only for the purposes specified in Section 4.16.

6.14                        Designated Senior Indebtedness.  Cause the Loan Documents and all of the Obligations to be deemed “Designated Senior Indebtedness” or a similar concept thereto, if applicable, for purposes of any Indebtedness of the Loan Parties.

6.15                        Further Assurances.  Execute any further instruments and take such further action as the Administrative Agent reasonably deems necessary to perfect, protect, ensure the priority of or continue the Administrative Agent’s Lien on the Collateral or to effect the purposes of this Agreement.

6.16                        Post- Closing Matters.  On or before the date that is thirty (30) days after the Closing Date (or such later date as the Administrative Agent shall determine, in its sole discretion), the Borrowers shall cause to be delivered to the Administrative Agent the following documents with all applicable executed signature pages and attachments, in each case in form and substance acceptable to the Administrative Agent, in its reasonably discretion:

(a)                                  each Deposit Account Control Agreement, executed by the Borrowers, the Administrative Agent and each respective third party financial institution, as applicable;

(b)                                 each Securities Account Control Agreement, executed by the Borrower, SVB, the Administrative Agent and each of SVB Securities, SVB Asset Management and/or each respective third party financial institution, as applicable;

(c)                                  subject to the “commercially reasonable efforts” requirement contained in Section 6.12(e), landlord’s access agreements and/or bailee letters, as applicable, from the lessor of each leased property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral in excess of $500,000 is stored or located, to the extent required;  and

(d)                                 an Amended and Restated Subordination Agreement, by and between Administrative Agent and MassCEC, together with the duly executed signature pages thereto and the acknowledgment thereof by Borrowers.

SECTION 7
NEGATIVE COVENANTS

The Borrowers hereby jointly and severally agrees that, until all Revolving Commitments have been terminated and the principal of and interest on each Loan and the Existing Term Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than inchoate indemnification obligations and other than obligations under or in respect of Specified Swap Agreements, to the extent no default or termination event shall have occurred and be continuing thereunder) and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, or otherwise Cash Collateralized to the satisfaction of the Administrative Agent and the Issuing Lender, neither the Borrowers shall, nor shall the Borrowers permit any of their respective Subsidiaries to, directly or indirectly:

7.1                               Financial Condition Covenants.

(a)                                  Consolidated Liquidity.  At any time during any fiscal month of the Borrowers, either:

(X) permit the Consolidated Liquidity Ratio to be less than 2.00:1.00;

OR

(Y)  permit the Borrowers’ Liquidity to be less than $50,000,000.

(b)                                 Consolidated Tangible Net Worth.  Permit Consolidated Tangible Net Worth, tested quarterly, as of the last day of each fiscal quarter of the Borrowers, to be less than $400,000,000.

7.2                               Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)                                  Indebtedness of any Loan Party pursuant to any Loan Document;

(b)                                 Indebtedness of (i) any Loan Party to any other Loan Party, (ii) any Subsidiary (which is not a Loan Party) to any other Subsidiary (which is not a Loan Party); and (iii) Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party, in an aggregate amount not to exceed, together with Investments permitted pursuant to Section 7.7(e)(iii), $15,000,000 in the aggregate in any fiscal year; and (iv) Indebtedness of any Subsidiary that is not a Loan Party, in an aggregate amount not to exceed $2,000,000 in the aggregate at any time, provided that such Indebtedness is and will not be guaranteed by or will not become an obligation (contingent or otherwise) of, any Borrower or any other Loan Party;

(c)                                  Guarantee Obligations incurred in the ordinary course of business by the Borrowers or their respective Subsidiaries of obligations of any Wholly Owned Subsidiary Guarantor;

(d)                                 Indebtedness outstanding on the date hereof and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof);

(e)                                  Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $3,000,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (which do not shorten the maturity thereof or increase the principal amount thereof);

(f)                                    Indebtedness of the Borrowers, existing on the date hereof, incurred for the financing of certain Excluded Assets from MassCEC and MSF;

(g)                                 the Existing Term Loan owed to SVB under the Original Loan Agreement;

(h)                                 Subordinated Indebtedness, if any;

(i)                                     unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount, for all such Indebtedness taken together, not to exceed $1,000,000 at any one time outstanding;

(j)                                     Indebtedness owed to any Cash Management Bank for any Cash Management Services provided to the Borrowers by such Cash Management Bank;

(k)                                  obligations (contingent or otherwise) of the Borrowers or any of their respective Subsidiaries existing or arising under any Specified Swap Agreement, provided that such obligations are (or were) entered into by such Person in accordance with Section 7.12 and not for purposes of speculation;

(l)                                     Indebtedness secured by Liens permitted pursuant to Section 7.3;

(m)                               Indebtedness to trade creditors incurred in the ordinary course of business;

(n)                                 Obligations for reimbursements pursuant to letters of credit issued in favor of suppliers in connection with the purchase of equipment;

(o)                                 advances from, or Indebtedness to, the Chinese government by any Subsidiary that is not a Loan Party in connection with the construction of additional factories in China;

(p)                                 Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness listed in (a) through (n) above.

7.3                               Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, including, without limitation, any Intellectual Property (other than as permitted pursuant to Section 7.5(f)), whether now owned or hereafter acquired, except:

(a)                                  Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the applicable Group Member in conformity with GAAP;

(b)                                 carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)                                  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)                                 deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than for indebtedness or any Liens arising under ERISA);

(e)                                  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Group Member;

(f)                                    Liens in existence on the date hereof listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d); provided that (i) no such Lien is spread to cover any additional property after the Closing Date, (ii) the amount of Indebtedness secured or benefitted thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured thereby is permitted by Section 7.2(d);

(g)                                 Liens in existence on the date hereof and listed on Schedule 7.3(f), securing Indebtedness incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets; provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (iii) the amount of Indebtedness secured thereby is not increased;

(h)                                 Liens in existence on the date hereof and listed on Schedule 7.3(f), securing Indebtedness incurred pursuant to Section 7.2(f) to finance certain Excluded Assets from MassCEC and MSF;

(i)                                     Liens in existence on the date hereof securing Indebtedness incurred pursuant to Section 7.2(g);

(j)                                     Liens created pursuant to the Security Documents;

(k)                                  any interest or title of a lessor or licensor under any lease or license entered into by a Group Member in the ordinary course of its business and covering only the assets so leased or licensed;

(l)                                     judgment Liens that do not constitute a Default or an Event of Default under Section 8.1(h) of this Agreement;

(m)                               bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, Cash Equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Group Member, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the UCC on items in the course of collection;

(n)                                 Liens securing Specified Swap Obligations permitted by Section 7.2(j);

(o)                                 Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with a Group Member or becomes a Subsidiary of a Group Member or acquired by a Group Member; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness secured by such Lien is permitted under Section 7.2;

(p)                                 the replacement, extension or renewal of any Lien permitted by clause (m) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(q)                                 Liens in connection with Dispositions permitted under Section 7.5(f);

(r)                                    Liens incurred by Subsidiary that is not a Loan Party in connection with any such Subsidiary’s incurrence of Indebtedness as described in Section 7.2(b)(iii); and

(s)                                  Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to all Group Members) $500,000 at any one time.

7.4                               Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a)                                  any Subsidiary of a Borrower may be merged or consolidated with or into a Borrower (provided that a Borrower shall be the continuing or surviving corporation);

(b)                                 any Subsidiary of a Borrower may Dispose of any or all of its assets (i) to a Borrower or any Wholly Subsidiary Owned Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5; and

(c)                                  any Investment expressly permitted by Section 7.7 may be structured as a merger, consolidation or amalgamation.

7.5                               Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrowers, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)                                  Dispositions of obsolete or worn out property in the ordinary course of business;

(b)                                 Dispositions of Inventory in the ordinary course of business;

(c)                                  Dispositions permitted by clause (i) of Section 7.4(b);

(d)                                 the sale or issuance of the Capital Stock of any Subsidiary of a Borrower to a Borrower or to any Wholly Owned Subsidiary Guarantor;

(e)                                  the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f)                                    (i) the non-exclusive licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business; and (ii) licensing of patents, trademarks, copyrights, and other Intellectual Property rights customary for companies of similar size and in the same industry as Borrower and that are approved by Borrowers’ board of directors and which would not result in a legal transfer of title of such licensed Intellectual Property, but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discrete geographical areas outside of the United States;

(g)                                 the Disposition of property (i) from any Loan Party to any other Loan Party, and (ii) from any Subsidiary that is not a Loan Party to any Loan Party, and (iii) from any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;

(h)                                 leases or subleases of Real Property;

(i)                                     the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; provided that any such sale or discount is undertaken in accordance with Section 6.3(b); and

(j)                                     any abandonment, cancellation, non-renewal or discontinuance of use or maintenance of Intellectual Property (or rights relating thereto) of any Group Member that any Borrower determines in good faith is desirable in the conduct of its business and not materially disadvantageous to the interests of the Lenders;

provided, however, that any Disposition made pursuant to this Section 7.5 shall be made in good faith on an arm’s length basis for fair value.

7.6                               Restricted Payments.  Make any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)                                  any Subsidiary of any Group Member may make Restricted Payments to any Loan Party;

(b)                                 Borrowers may make dividends payable solely in common stock of the Person making such dividend; and

(c)                                  the Borrowers may, (i) purchase common stock or common stock options from present or former officers or employees of any Group Member upon the death, disability or termination of employment of such officer or employee; provided that the aggregate amount of payments made under this clause (i) shall not exceed $1,000,000 during any fiscal year of the Borrowers, and (ii) declare and make dividend payments or other distributions payable solely in the common stock or other common Capital Stock of the Borrowers;

7.7                               Investments.  Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)                                  extensions of trade credit in the ordinary course of business;

(b)                                 Investments in cash and Cash Equivalents;

(c)                                  Guarantee Obligations permitted by Section 7.2;

(d)                                 loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $1,000,000 at any one time outstanding;

(e)                                  intercompany Investments by (i) any Loan Party and its Subsidiaries in any Loan Party, or (ii) Subsidiaries of the Loan Parties that are not Loan Parties in other Subsidiaries that are not Loan Parties or (iii) any Loan Party in its Subsidiaries, in a maximum aggregate amount not to exceed, together with all Indebtedness permitted pursuant to Section 7.2(b)(iii), $15,000,000 in any fiscal year;

(f)                                    Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(g)                                 Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;

(h)                                 Investments existing on the Closing Date, shown on Schedule 7.7(h);

(i)                                     deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 7.3;

(j)                                     Investments in corporate collaborations or joint ventures approved by the board of directors of the Borrowers, the total cash consideration for which, together with all Investments permitted pursuant to Section 7.7(k), shall not exceed $15,000,000 in the aggregate;

(k)                                  purchases or other acquisitions by any Loan Party of the Capital Stock in a Person which are approved by the board of directors of the Borrowers that, upon the consummation thereof, will be a Subsidiary (including as a result of a merger or consolidation) or all or substantially all of the assets of, or assets constituting one or more business units of, any Person (each, a “Permitted Acquisition”), the total cash and non-cash consideration (including, without limitation, assumption of any Indebtedness permitted hereunder), for all such Permitted Acquisitions, together with all Investments permitted pursuant to Section 7.7(j), shall not exceed $15,000,000 in the aggregate; provided that, with respect to each such Permitted Acquisition:

 (i)                                  the newly-created or acquired Subsidiary shall be (x) in the same or a related line of business as that conducted by the Borrower on the date hereof, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Borrower on the date hereof;

(ii)                                  all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with all Requirements of Law;

(iii)                               no Loan Party shall, as a result of or in connection with any such purchase or acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation or other matters) that, as of the date of such purchase or acquisition, could reasonably be expected to result in the existence or incurrence of a Material Adverse Effect;

(iv)                              the Borrower shall give the Administrative Agent at least twenty (20) days’ prior written notice of any such purchase or acquisition;

(v)                                 the Borrower shall provide to the Administrative Agent as soon as available but in any event not later than five (5) Business Days after the execution thereof, a copy of any executed purchase agreement or similar agreement with respect to any such purchase or acquisition;

(vi)                              any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12, except to the compliance with Section 6.12 is prohibited by pre-existing Contractual Obligations or Requirements of Law binding on such Subsidiary or its properties;

 (vii)                      a Liquidity Event shall not have occurred as of the date the definitive agreements relating to any such acquisition or other purchase are executed (after giving effect, on a pro forma basis, to the consummation of such acquisition or other purchase);

(viii)                        (x) immediately before and immediately after giving effect to any such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing and (y) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in compliance with each of the covenants set forth in Section 7.1, based upon financial statements delivered to the Administrative Agent which give effect, on a pro forma basis, to such acquisition or other purchase;

(ix)                                the Borrower shall not, based upon the knowledge of the Borrower as of the date any such acquisition or other purchase is consummated, reasonably expect such acquisition or other purchase to result in an Event of Default under Section 8.1(d), at any time during the term of this Agreement, as a result of a breach of any of the financial covenants set forth in Section 7.1;

(x)                                   no Indebtedness not otherwise permitted under this Agreement is assumed or incurred in connection with any such purchase or acquisition;

(xi)                                such purchase or acquisition shall not constitute an Unfriendly Acquisition; and

(xii)                             the Borrower shall have delivered to the Administrative Agent, at least five (5) Business Days prior to the date on which any such purchase or other acquisition is to be consummated (or such later date as is agreed by the Administrative Agent in its sole discretion), a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

7.8                               ERISA.  Except as would not reasonably be expected to result in a material liability, no

Borrower shall, and shall not permit any of its ERISA Affiliates to:  (a) terminate any Pension Plan so as to result in any material liability to such Borrower or any ERISA Affiliate; (b) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a material liability to any ERISA Affiliate; (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to such Borrower or any ERISA Affiliate; (d) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan; or (e) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by the Administrative Agent or any Lender of any of its rights under this Agreement, any Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code.

7.9                               Modifications of Certain Preferred Stock and Debt Instruments7.10.  (a)  Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Preferred Stock (i) that would move to an earlier date the scheduled cash redemption date or increase the amount of any scheduled cash redemption payment or increase the rate or move to an earlier date any date for payment of cash dividends thereon or (ii) that would be otherwise materially adverse to any Lender or any other Secured Party; or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Indebtedness permitted by Section 7.2 (other than Indebtedness pursuant to any Loan Document) that would shorten the maturity or increase the amount of any payment of principal thereof or the rate of interest thereon or shorten any date for payment of interest thereon that would be in each case materially adverse to any Lender or any other Secured Party.

7.10                        Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrowers or any Wholly Owned Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, and (c) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.11                        Sale Leaseback Transactions.  Enter into any Sale Leaseback Transaction.

7.12                        Swap Agreements.  Enter into any Swap Agreement, except Specified Swap Agreements which are entered into by a Group Member to (a) hedge or mitigate risks to which such Group Member has actual exposure (other than those in respect of Capital Stock), or (b) effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of such Group Member.

7.13                        Accounting Changes.  Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.14                        Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its Obligations under the Loan Documents to which it is a party, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), and (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as (i) any such prohibition contained in any such agreement applies solely with respect to the creation, incurrence, assumption or sufferance by such Subsidiary of a Lien upon Excluded Assets, and (ii) such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, and (e) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Sections 7.3(c), (m), (n) and (p) or any agreement or option to Dispose any asset of any Group Member, the Disposition of which is permitted by any other provision of this Agreements (in each case, provided that any such restriction relates only to the assets or property subject to such Lien or being Disposed).

7.15                        Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrowers to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any other Group Member, (b) make loans or advances to, or other Investments in, any other Group Member, or (c) transfer any of its assets to any other Group Member, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with a Disposition permitted hereby of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, or (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby.

7.16                        Lines of Business.  Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrowers, and their respective Subsidiaries are engaged on the date of this Agreement or that are reasonably related, ancillary or incidental thereto.

7.17                        Designation of other Indebtedness.  Designate any Indebtedness or indebtedness other than the Obligations as “Designated Senior Indebtedness” or a similar concept thereto, if applicable.

7.18                        Amendments to Organizational Agreements and Material Contracts.  (a) Amend or permit any amendments to any Loan Party’s organizational documents; or (b) amend or permit any amendments to, or terminate or waive any provision of, any material Contractual Obligation if such amendment, termination, or waiver would reasonably likely to have a Material Adverse Effect.

7.19                        Use of Proceeds.  Use the proceeds of any extension of credit hereunder, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the Board.

7.20                        Subordinated Indebtedness.

(a)                                Amendments. Amend, modify, supplement, waive compliance with, or consent to noncompliance with, any Subordinated Debt Document, unless the amendment, modification, supplement, waiver or consent (i) does not adversely affect the Borrowers’ ability to pay and perform each of its Obligations at the time and in the manner set forth herein and in the other Loan Documents and is not otherwise adverse to the Administrative Agent and the Lenders, and (ii) is in compliance with the subordination provisions therein and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

(b)                                 Payments.  Make any voluntary or optional payment, prepayment or repayment on, redemption, exchange or acquisition for value of, or any sinking fund or similar payment with respect to, any Subordinated Debt, except as permitted by the subordination provisions in the applicable Subordinated Debt Documents and any subordination agreement with respect thereto in favor of the Administrative Agent and the Lenders.

SECTION 8
EVENTS OF DEFAULT

8.1                               Events of Default.  The occurrence of any of the following shall constitute an Event of Default:

(a)                                  the Borrowers shall fail to pay any amount of principal of any Loan when due in accordance with the terms hereof; or the Borrowers shall fail to pay any amount of interest on any Loan, or any other amount payable hereunder or under any other Loan Document, within three (3) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)                                 any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement, when taken as a whole, furnished by it at any time under or in connection with this Agreement or any such other Loan Document (i) if qualified by materiality, shall be incorrect or misleading when made or deemed made, or (ii) if not qualified by materiality, shall be incorrect or misleading in any material respect when made or deemed made; or

(c)                                  (i)  any Loan Party shall default in the observance or performance of any agreement contained in any Loan Party shall default in the observance or performance of any agreement contained in Section 6.3(c), clause (i) or (ii) of Section 6.5(a), Section 6.6(b), Section 6.8(a), Section 6.10, Section 6.16 or Section 7 of this Agreement; or

(d)                                 any Loan Party shall default in the observance or performance of any agreement contained in any Loan Party shall default in the observance or performance of any agreement contained in Section 6.1, Section 6.2(b), Section 6.2(c), Section 6.2(f) or Section 6.2(h), and such default shall continue unremedied for a period of five (5) days thereafter; or

(e)                                  any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (d) of this Section 8.1), and such default shall continue unremedied for a period of thirty (30) days thereafter; or

(f)                                    any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000; or

(g)                                 (i)  any Group Member shall commence any case, proceeding or other action (a) under the Bankruptcy Code or any other existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (b) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (a) results in the entry of an order for relief or any such adjudication or appointment or (b) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(h)                                 There shall occur one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Loan Party or any ERISA Affiliate thereof in excess of $250,000 during the term of this Agreement; or there exists, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $250,000; or

(i)                                     There is entered against any Group Member (i) one or more final judgments or orders for the payment of money involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $1,000,000 or more, or (ii) one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within ten (10) days from the entry thereof; or

(j)                                     (A) any of the Loan Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms thereof), or any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(B)(1) any Person shall seek to serve process to attach, by trustee or similar process, any funds of a Loan Party or of any other entity under the control of a Loan Party (including a Subsidiary) in excess of $1,000,000 on deposit with the Administrative Agent or any of its Affiliates, or (2) a notice of lien, levy, or assessment shall be filed against any of a Loan Party’s assets by a Governmental Authority, and any of the same under clauses (1) or (2) hereof shall not, within ten days after the occurrence thereof, be discharged or stayed (whether through the posting of a bond or otherwise); provided, however, that no Loans or other extensions of credit shall be made hereunder during any such ten day cure period; or

(C)(1) any material portion of a Loan Party’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (2) any court order enjoins, restrains or prevents a Loan Party from conducting any part of its business; or

(k)                                  [reserved]; or

(l)                                     a Change of Control shall occur; or

(m)                               any of the Governmental Approvals shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of the Governmental Approvals or that could result in the Governmental Authority taking any of the actions described in clause (i) above, and such decision or such revocation, rescission, suspension, modification or nonrenewal has, or could reasonably be expected to have, a Material Adverse Effect; or

(n)                                 a Material Adverse Effect shall occur.

8.2                               Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                                  if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8.1 with respect to any Borrower, the Revolving Commitments shall immediately terminate automatically and the Loans, in each case with accrued interest thereon, and all other amounts owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable, and

(b)                                 if such event is any other Event of Default, any of the following actions may be taken:  (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Revolving Commitments and the L/C Commitment to be terminated forthwith, whereupon the Revolving Commitments and the L/C Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans, in each case with accrued interest thereon and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) exercise on behalf of itself, the Lenders and the Issuing Lender all rights and remedies available to it, the Lenders and the Issuing Lender under the Loan Documents.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall Cash Collateralize an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts so Cash Collateralized shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents in accordance with Section 8.3.  After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrowers and the other Loan Parties shall have been paid in full, the balance, if any, of the funds having been so Cash Collateralized shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto).  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

8.3          Application of Funds.  After the exercise of remedies provided for in Section 8.2, any amounts received by the Administrative Agent on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to the payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including any Collateral-Related Expenses, fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.16, 2.17 and 2.18) payable to the Administrative Agent in its capacity as such (including interest thereon);

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the Issuing Lender (including reasonable fees, charges and disbursements of counsel to the respective Lenders and the Issuing Lender and amounts payable under Sections 2.16, 2.17 and 2.18), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Issuing Lender Fees and interest on the Loans, L/C Disbursements which have not yet been converted into Revolving Loans and other Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements which have not yet been converted into Revolving Loans and other Obligations, ratably among the Lenders and the Issuing Lender in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the Issuing Lender, to Cash Collateralize that portion of the L/C Exposure comprised of the aggregate undrawn amount of Letters of Credit pursuant to Section 3.10;

Sixth, to the payment of Obligations arising under any Specified Swap Agreement, ratably among the Qualified Counterparties in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the payment of Obligations arising under any Cash Management Services, ratably among each of the Cash Management Banks in proportion to the respective amounts described in this clause Seventh held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 3.4, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit in accordance with Section 8.2(b) as they occur.  Subject to Sections 3.4, 3.5 and 3.10, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other obligations, if any, in the order set forth above.

SECTION 9
THE ADMINISTRATIVE AGENT

9.1          Appointment and Authority.

(a)           Each of the Lenders hereby irrevocably appoints SVB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)           The provisions of Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

(c)           The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders (in their respective capacities as a Lender and, as applicable, Qualified Counterparty and provider of Cash Management Services) hereby irrevocably (i) authorizes the Administrative Agent to enter into all other Loan Documents, as applicable, including the Collateral Agreement, and (ii) appoints and authorizes the Administrative Agent to act as the agent of the Secured Parties for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  The Administrative Agent, as collateral agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.2 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 9 (including Section 9.7, as though such co-agents, sub-agents and attorneys-in-fact were the collateral agent under the Loan Documents) and Section 10, as if set forth in full herein with respect thereto.  Without limiting the generality of the foregoing, the Administrative Agent is further authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action, or permit the any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action, with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Loan Document.

9.2          Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

9.3          Exculpatory Provisions.  The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not:

(a)           be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;

(b)           have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1), or (ii) in the absence of its own gross negligence or willful misconduct.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5.1, Section 5.2 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a

Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for any of the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.

9.5          Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6          Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

9.7          Indemnification.  Each of the Lenders agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers or any other Loan Party and without limiting the obligation of the Borrowers or any other Loan Party to do so, according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Revolving Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

9.8          Agent in Its Individual Capacity.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with a Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.9          Successor Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers (provided that no consent shall be necessary during the continuance of an Event of Default), , to appoint a successor, which shall be a bank with an office in the Commonwealth of Massachusetts or the State of New York, or an Affiliate of any such bank with an office in the Commonwealth of Massachusetts or the State of New York.  If no such successor shall have been so appointed by the Required Lenders (other than during the continuance of an Event of Default, with the consent of the Borrowers),  and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that, if the retiring Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and such collateral security is assigned to such successor Administrative Agent) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph), other than liabilities for actions that the Administrative Agent has taken prior to the date of such resignation.  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

9.10        Collateral and Guarantee Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.1, if approved, authorized or ratified in writing by the Required Lenders;

(b)           to subordinate any Lien on any Collateral or other property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3(g); and

(c)           to release any Grantor from its obligations under the Collateral Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Grantor from its obligations under the Collateral Agreement pursuant to this Section 9.10.

9.11        Proofs of Claim.  In case of the pendency of any Insolvency Proceeding or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.7 and 10.5) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.7 and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 10
MISCELLANEOUS

10.1        Amendments and Waivers.

(a)           Neither this Agreement, any other Loan Document, nor any terms hereof, or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall: (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Grantors from their obligations under the Collateral Agreement, in each case without the written consent of all Lenders; (D) amend, modify or waive the pro rata requirements of Section 2.15 in a manner that adversely affects the Lenders without the written consent of each Lender; (E) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; (F) amend, modify or waive any provision of Section 2.4 or 2.5 without the written consent of the Swingline Lender; (G) amend, modify or waive any provision of Section 3 without the written consent of the Issuing Lender; or (H) amend or modify the application of prepayments set forth in Section 2.15(i) or the application of payments set forth in Section 8.3 in a manner that adversely affects the Lenders without the written consent of each Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured during the period such waiver is effective; but no such waiver shall extend to any subsequent or other

Default or Event of Default, or impair any right consequent thereon.

(b)           Notwithstanding anything to the contrary contained in Section 10.1(a) above, in the event that the Borrowers request that this Agreement or any of the other Loan Documents be amended or otherwise modified in a manner which would require the consent of all of the Lenders and such amendment or other modification is agreed to by the Borrowers, the Required Lenders and the Administrative Agent, then, with the consent of the Borrowers, the Administrative Agent and the Required Lenders, this Agreement or such other Loan Document may be amended without the consent of the Lender or Lenders who are unwilling to agree to such amendment or other modification (each, a “Minority Lender”), to provide for:

(i)            the termination of the Revolving Commitment of each such Minority Lender;

(ii)           the assumption of the Loans and Revolving Commitment of each such Minority Lender by one or more Replacement Lenders pursuant to the provisions of Section 2.20; and

(iii)          the payment of all interest, fees and other obligations payable or accrued in favor of each Minority Lender and such other modifications to this Agreement or to such Loan Documents as the Borrowers, the Administrative Agent and the Required Lenders may determine to be appropriate in connection therewith.

(c)           Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, and the Borrowers, (i) to add one or more additional credit or term loan facilities to this Agreement and to permit all such additional extensions of credit and all related obligations and liabilities arising in connection therewith and from time to time outstanding thereunder to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders.

10.2        Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile or electronic mail notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	A123 Systems, Inc. 200 West Street Waltham, Massachusetts 02451 Attention: Dave Prystash Facsimile No.: (617) 924-8910 Telephone No.: (617) 778-5738

with a copy to:

Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, California 94111
Attention: Haim Zaltzman
Facsimile No.: +1.415.395.8095
E-Mail: haim.zaltzman@lw.com

and

Latham & Watkins LLP
John Hancock Tower, 20th Floor
200 Clarendon Street
Boston, MA 02116
Attention: Susan Mazur
Facsimile No.: +1.617.948.6001
E-Mail: susan.mazur@lw.com

Administrative Agent:	Silicon Valley Bank 275 Grove Street, Suite 2-200 Newton, Massachusetts 02466 Attention: Jay T. Tracy Telephone No.: (617) 630-4110 Facsimile No.: (617) 969-4395 E-Mail: jtracy@svb.com with a copy to:

Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attention: Charles W. Stavros, Esquire
Telephone No.: (617) 880-3441
Facsimile No.: (617) 880-3456
Email: cstavros@riemerlaw.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested”

function, as available, return email or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.

10.3        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5        Payment of Expenses and Taxes.  The Borrowers jointly and severally agree (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrowers prior to the Closing Date (in the case of amounts to be paid on the Closing Date, as applicable) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the documented fees and disbursements of counsel (including the allocated fees and expenses of in house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) which do not constitute Non-Excluded Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, any Borrower, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable and documented fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, each of the Borrowers agrees not to assert and to cause their respective Subsidiaries not to assert, and hereby waives and agrees to cause their respective Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor.  Statements payable by the Borrowers pursuant to this Section 10.5 shall be submitted to Dave Prystash of A123 Systems, Inc. (Facsimile No.: (617) 924-8910), at the address of the Borrowers set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrowers in a written notice to the Administrative Agent.  The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6        Successors and Assigns; Participations and Assignments.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void).

(b)           (i)      Subject to the conditions set forth below in Section 10.6(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it) with the prior written consent of:

(A)          the Administrative Agent (such consent not to be unreasonably withheld or delayed);

(B)           with respect to any proposed assignment of all or a portion of the Swingline Commitment, the Swingline Lender; and

(C)           with respect to any proposed assignment of all or a portion of the L/C Commitment, the Issuing Lender.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)           except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Loans, the amount of the Revolving Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (provided that (x) simultaneous assignments to or by two or more Approved Funds will be treated as a single assignment for purposes of determining whether such minimum amount has been met, and (y) simultaneous assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met), unless each of the Borrowers and the Administrative Agent otherwise consent; provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing;

(D)          no such assignment shall be made to (1) a Defaulting Lender or any of its Subsidiaries, (2) any Borrower or any of its Subsidiaries or Affiliates, (3) a natural person, or (4) any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (D);

(E)           the parties to each assignment of all or a portion of any Revolving Commitment shall (1) electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent or (2) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fees in the case of any assignment), payable by the assigning or assignee Lender as they shall mutually agree; and

(F)           the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, the term “Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the Defaulting Lender’s Revolving Percentage of Loans previously requested by the Borrowers but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full Revolving Percentage of all Loans, its L/C Percentage of participations in Letters of Credit, and its Revolving Percentage of all participations in Swingline Loans.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv)          Subject to acceptance and recording thereof pursuant to Section 10.6(b)(vi) below, from and after the effective date specified in each Assignment and Assumption the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.17, 2.18 and 10.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(c).

(v)           The Administrative Agent, acting for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Revolving Lenders, and the Revolving Commitments of, and principal amount of the Revolving Loans owing to, each Revolving Lender pursuant to the terms hereof from time to time, and the names and addresses of the L/C Lenders, and the L/C Commitments of, and principal amounts owing to, each L/C Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, barring manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Revolving Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrowers, the Issuing Lender, the Administrative Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi)          Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed administrative questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 10.6(b) and any written consent to such assignment required by Section 10.6(b) (in each case to the extent required), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the applicable Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the applicable Register as provided in this paragraph. This Section 10.6(b)(vi) shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(c)           (i)      Any Lender may, without the consent of the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (other than a Defaulting Lender, a natural person, any Borrower or any of its Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant.  In no case shall a Participant have the right to enforce any of the terms of any Loan Document.  Subject to Section 10.6(c)(ii), the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b); provided that each Participant shall be subject to the terms and provisions of Section 2.15(j) as if it were a Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender; provided that such Participant shall be subject to Section 10.7(a) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.17 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.17 unless such Participant complies with Section 2.17(d).

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Eligible Assignee for such Lender as a party hereto.

(e)           The Borrowers, upon receipt by the Borrowers of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6(d) above.

(f)            Each Lender, upon execution and delivery hereof or upon succeeding to an interest in a Revolving Commitment or Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of the applicable Assignment and Assumption that: (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Revolving Commitment and Loans; and (iii) it will make or invest in its Revolving Commitment and Loans for its own account in the ordinary course of its business and without a view to distribution of such Revolving Commitment and Loans within the meaning of the Securities Act or the Securities Exchange Act of 1934, or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Revolving Commitment and Loans or any interests therein shall at all times remain within its exclusive control).

10.7        Adjustments; Set-off.

(a)           Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 8.2, receive any payment of all or part of the

Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)           Upon (i) the occurrence and during the continuance of any Event of Default and (ii) obtaining the prior written consent of the Administrative Agent, each Lender hereby is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers; provided that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of each Lender under this Section 10.7(b) are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

10.8        Payments Set Aside.  To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.9        Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10      Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page of this Agreement by facsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

10.11      Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.11, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited under or in connection with any Insolvency Proceeding, as determined in good faith by the Administrative Agent or the Issuing Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.12      Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrowers, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.13      GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.14      Submission to Jurisdiction; Waivers.  Each of the Borrowers hereby irrevocably and unconditionally:

(a)           submits to the exclusive jurisdiction of the State and Federal courts in the Southern District of New York; provided that nothing in this Agreement shall be deemed to operate to preclude the Administrative Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Administrative Agent or such Lender.  Each of the Borrowers expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each of the Borrowers hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  Each of the Borrowers hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to the Borrowers at the addresses set forth in Section 10.2 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of the Borrowers’ actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid;

(b)           WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS.  THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL;

(c)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.15      Acknowledgements.  Each of the Borrowers hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           none of the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

10.16      Releases of Guarantees and Liens.

(a)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrowers having the effect of releasing any Collateral or guarantee obligations (1) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (2) under the circumstances described in Section 10.16(b) below.

(b)           At such time as the Loans and the other Obligations under the Loan Documents (other than inchoate indemnity obligations and obligations under or in respect of Specified Swap Agreements, to the extent no default or termination event shall have occurred thereunder) shall have been paid in full, the Revolving Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

10.17      Confidentiality.  The Administrative Agent and each Lender agree to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender, subject to an agreement to comply with the provisions of this Section 10.17, or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 10.17, to any actual or prospective Transferee or any direct or indirect counterparty to any Specified Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.  Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure.  However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

10.18      Automatic Debits.  With respect to any principal, interest, fee, or any other cost or expense (including attorney costs of the Administrative Agent or any Lender payable by the Borrowers hereunder) due and payable to the Administrative Agent or any Lender under the Loan Documents, the Borrowers hereby irrevocably authorizes the Administrative Agent to debit any deposit account of the Borrowers maintained with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such principal, interest, fee or other cost or expense.  If there are insufficient funds in such deposit accounts to cover the amount then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid.  No such debit under this Section 10.18 shall be deemed a set-off.

10.19      Patriot Act.  Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.  Each of the Borrowers will, and will cause each of their respective Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Administrative Agent or any Lender to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWERS:

A123 SYSTEMS, INC.
as a Borrower

By:	/s/ David Prystash
Name:	David Prystash
Title:	Chief Financial Officer

A123 SECURITIES CORPORATION
as a Borrower

By:	/s/ David Prystash
Name:	David Prystash
Title:	Treasurer & Secretary

Signature Page 1 to Credit Agreement

ADMINISTRATIVE AGENT:

SILICON VALLEY BANK
as the Administrative Agent

By:	/s/ Dave Rodriguez
Name:	Dave Rodriguez
Title:	Senior Vice President

Signature Page 2 to Credit Agreement

LENDERS:

SILICON VALLEY BANK
as Issuing Lender, Swingline Lender and as a Lender

By:	/s/ Dave Rodriguez
Name:	Dave Rodriguez
Title:	Senior Vice President

Signature Page 3 to Credit Agreement

SCHEDULE 1.1A

COMMITMENTS
AND AGGREGATE EXPOSURE PERCENTAGES

REVOLVING COMMITMENTS

Lender	Revolving Commitment	Revolving Percentage

Silicon Valley Bank	$40,000,000	100%

L/C COMMITMENT

Lender	L/C Commitment	L/C Percentage

Silicon Valley Bank	$10,000,000	100%

SWINGLINE COMMITMENT

Lender	Swingline Commitment	Exposure Percentage

Silicon Valley Bank	$5,000,000	100%

SCHEDULE 1.1B

EXISTING LETTERS OF CREDIT

L/C Number	Issuance Date	Expiration Date	Beneficiary	Stated Amount

SCHEDULE 4.4

GOVERNMENTAL APPROVALS, CONSENTS,
AUTHORIZATIONS, FILINGS AND NOTICES

SCHEDULE 4.5

REQUIREMENTS OF LAW

SCHEDULE 4.13

ERISA PLANS

SCHEDULE 4.15

SUBSIDIARIES

SCHEDULE 4.17

ENVIRONMENTAL MATTERS

SCHEDULE 4.19(a)

FINANCIAL STATEMENTS AND OTHER FILINGS

SCHEDULE 4.26

CAPITALIZATION

SCHEDULE 7.2(d)

EXISTING INDEBTEDNESS

SCHEDULE 7.3(f)

EXISTING LIENS, PURCHASE MONEY LIENS AND MASSCEC/MSF LIENS

SCHEDULE 7.7(h)

EXISTING INVESTMENTS